Exhibit 10.10

COMMON STOCK PURCHASE AGREEMENT

BY AND AMONG

LANDMARK APARTMENT TRUST OF AMERICA, INC.,

2335887 LIMITED PARTNERSHIP

AND

MB EQUITY HOLDINGS, INC.

AS THE PURCHASERS,

ELCO LANDMARK RESIDENTIAL HOLDINGS LLC

AND

ELCO LANDMARK RESIDENTIAL HOLDINGS II LLC

Dated as of July 1, 2013

TABLE OF CONTENTS

ARTICLE I. Interpretation		2

1.1	Certain Definitions	2
1.2	Construction	10

ARTICLE II. Purchase and Sale of Shares		11

2.1	Purchase and Sale of Shares	11
2.2	Purchase Price	11
2.3	Closing	11
2.4	Closing Procedures	11

ARTICLE III. Representations and Warranties of the Corporation		11

3.1	SEC Reports; Financial Statements	11
3.2	No Material Adverse Change in Business	12
3.3	Good Standing of the Corporation and the Operating Partnership	12
3.4	Good Standing of Subsidiaries	13
3.5	Authorization of Agreement	13
3.6	Consents and Approvals	14
3.7	No Conflicts; No Violations	14
3.8	Capitalization	14
3.9	Valid Issuance of Shares and OPUs	15
3.10	Absence of Undisclosed Liabilities	15
3.11	Absence of Proceedings	16
3.12	Accuracy of Descriptions	16
3.13	Possession of Intellectual Property	16
3.14	Possession of Licenses and Permits	16
3.15	Accounting Controls and Disclosure Controls	17
3.16	Tax Returns and Payment of Taxes	17
3.17	REIT Qualification	18
3.18	ERISA	18
3.19	Absence of Labor Dispute	18
3.20	Foreign Corrupt Practices Act	18
3.21	Money Laundering Laws	18
3.22	OFAC	19
3.23	Indebtedness	19
3.24	FF&E	19
3.25	Investment Company	19
3.26	Compliance	19
3.27	Insurance	19
3.28	Solvency	20
3.29	Private Placement	20
3.30	Registration Rights	20
3.31	Waiver of Ownership Limits	20
3.32	Application of Takeover Protections	20

-i-

3.33	Certain Fees	20
3.34	Acknowledgment Regarding Purchasers’ Purchase of Shares	21
3.35	Title to Property	21
3.36	Condition of Properties	22
3.37	Access and Utilities	22
3.38	No Condemnation	22
3.39	Environmental Laws	22
3.40	Matters Relating to Contributed Entities and Contributed Properties	23
3.41	Incorporation of Representations and Warranties in Master Agreement and Contribution Agreements	25
3.42	No Other Representations or Warranties	25

ARTICLE IV. Representations and Warranties of the Purchasers		25

4.1	Organization	25
4.2	Authorization	25
4.3	Consents and Approvals	26
4.4	No Conflicts	26
4.5	Brokers’ Fees	26
4.6	Securities Law Matters	26
4.7	Patriot Act	27
4.8	Special Representation by OPTrust	28
4.9	No Other Representations or Warranties	28

ARTICLE V. Covenants During Restricted Period		28

5.1	Conduct of the Business	28
5.2	Master Agreement and Contribution Agreements	28
5.3	Notification	28
5.4	Lender Consents	29

ARTICLE VI. Conditions Precedent to the Closing		29

6.1	Conditions Precedent to the Corporation’s Obligations	29
6.2	Conditions Precedent to the Purchasers’ Obligations	30

ARTICLE VII. [Intentionally Omitted]		31

ARTICLE VIII. Closing Deliveries		31
8.1	Items to Be Delivered by the Corporation	31
8.2	Items to Be Delivered by the Purchasers	32
8.3	Officer’s Certificates to be Delivered by the EL Entities	32

ARTICLE IX. Other Agreements of the Parties		33

9.1	All Reasonable Efforts; Further Assurances	33
9.2	Notification	33
9.3	Public Announcements	33
9.4	Confidentiality	33
9.5	Title to Acquired Properties	33
9.6	Transfer Taxes	34
9.7	Transfer Restrictions	34

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9.8	Amendments to Transaction Documents	36
9.9	Integration	36
9.10	Use of Proceeds	36
9.11	Other Reporting Obligations	36
9.12	Future Covered Transactions	37

ARTICLE X. Survival and Indemnification		38

10.1	Survival of Representations, Warranties, and Covenants	38
10.2	Indemnification	38
10.3	Procedures for Third-Party Claims	39
10.4	Direct Claims	40
10.5	Certain Other Matters	40

ARTICLE XI. Put Right		41

11.1	Put Right	41

ARTICLE XII. Miscellaneous		42

12.1	Amendments	42
12.2	Assignment	42
12.3	Binding Effect	42
12.4	Counterparts	42
12.5	Entire Agreement	42
12.6	Fees and Expenses	43
12.7	Governing Law	43
12.8	Headings	43
12.9	Jurisdiction	43
12.10	Notices	43
12.11	No Recourse	45
12.12	Severability	45
12.13	Specific Performance	45
12.14	Third-Party Beneficiaries	45
12.15	Waiver	46

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Index of Schedules

Schedule A:	Shares at the Closing

Schedule B:	[Intentionally Omitted]

Schedule C:	Existing Properties and Existing Indebtedness

Schedule D:	Contributed Properties

Schedule 1.2(c)	Knowledge

Schedule 3.2:	Changes

Schedule 3.6:	Consents and Approvals

Schedule 3.7:	No Conflicts; No Violations

Schedule 3.8(b):	Capitalization

Schedule 3.30:	Registration Rights

Schedule 3.40(b):	Consents

Index of Exhibits

Exhibit A-1:	Form of Opinion of Maryland Counsel to Corporation (Venable LLP)

Exhibit A-2:	Form of Opinion of Tax Counsel to Corporation (Morris, Manning and Martin, LLP)

Exhibit A-3:	Form of Opinion of Counsel to Corporation (Hunton & Williams LLP)

Exhibit B:	Form of Registration Rights Agreement

Exhibit C:	Form of REIT Ownership Limit Waiver

-iv-

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 1, 2013, by and among LANDMARK APARTMENT TRUST OF AMERICA, INC., a Maryland corporation (the “Corporation”), 2335887 LIMITED PARTNERSHIP, an Ontario limited partnership (“OPTrust”) and MB Equity Holdings, Inc., a British Virgin Islands corporation (“MBEH” and, together with OPTrust, the “Purchasers” and each a “Purchaser”), ELCO LANDMARK RESIDENTIAL HOLDINGS LLC, a Delaware limited liability company (“EL1”), and ELCO LANDMARK RESIDENTIAL HOLDINGS II LLC, a Delaware limited liability company (“EL2” and, together with EL1, the “EL Entities”).

R E C I T A L S

WHEREAS, in connection with the transactions contemplated hereby and by that certain Master Contribution Agreement, dated as of the date hereof, by and among the Corporation, Landmark Apartment Trust of America Holdings, L.P., a Virginia limited partnership (the “Operating Partnership”), and the EL Entities (the “Master Agreement”), (i) the Corporation has entered into five separate Interest Contribution Agreements, dated as of the date hereof, by and among the Corporation, the Operating Partnership, EL1 and its Affiliates, and the other parties thereto, if any (each, an “EL Contribution Agreement” and collectively, the “EL Contribution Agreements”), (ii) all of EL1’s right, title and interests as a buyer in and to that certain Membership Interest Purchase Agreement, dated as of November 26, 2012, by and among EL1, Apartment Properties Income and Growth Fund I, LLC, a Delaware limited liability company (“APIGF”), and ADMG Partners LP, a North Carolina limited partnership and an Affiliate of the EL Entities (the “Hunt JV#1 Contribution Agreement”), have been assigned, directly or indirectly through one or more assignment and assumption agreements (collectively, the “Hunt #1 Assignment and Assumption Agreements”), to the Operating Partnership, (iii) all of EL1’s right, title and interests as a buyer in and to that certain Membership Interest Purchase Agreement, dated as of November 26, 2012, by and among EL1, Hunt Commercial Realty Partners III, L.P., a Delaware limited liability company (“HCRP” and, together with APIGF, the “Hunt Parties”), and ADMG Faircave Partners LP, a Florida limited partnership and an Affiliate of the EL Entities (the “Hunt JV#2 Contribution Agreement” and, together with the Hunt JV#1 Contribution Agreement, the “Hunt Contribution Agreements”), have been assigned, directly or indirectly through one or more assignment and assumption agreements (collectively, the “Hunt #2 Assignment and Assumption Agreements” and, together with the Hunt #1 Assignment and Assumption Agreements, the “Hunt Assignment and Assumption Agreements”), and (iv) all of the right, title and interests of ADMG 191 Partners, LP, a Florida limited partnership and an Affiliate of the EL Entities (“ADMG”), as a purchaser under that certain Purchase and Sale Agreement, dated as of November 29, 2012, by and between ADMG and HVP Landmark Investor II, a Delaware limited liability company (“Heitman”) (the “Heitman Contribution Agreement” and together with the EL Contribution Agreements and the Hunt Contribution Agreements, the “Contribution Agreements” and each a “Contribution Agreement”), have been assigned, directly or indirectly through one or more assignment and assumption agreements (collectively, the “Heitman Assignment and Assumption Agreements” and, together with the Hunt Assignment and Assumption Agreements, the “Assignment and Assumption Agreements” and each an “Assignment and Assumption Agreement”), relating to the contribution to the Operating Partnership of five properties owned by the Hunt Parties, Heitman, EL1 and their respective Affiliates;

WHEREAS, on the terms and subject to the conditions set forth herein, the Corporation desires to issue and sell to the Purchasers, and the Purchasers desire to purchase and acquire from the Corporation, an aggregate of 2,055,215 shares of Common Stock (as defined below);

WHEREAS, the Purchasers and the Corporation acknowledge and agree that the proceeds of the Shares (as defined below) sold pursuant to this Agreement shall be used solely for the purposes set forth expressly herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties, covenants, and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

Interpretation

1.1 Certain Definitions. The following terms shall have the meanings set forth below:

“ADMG” has the meaning ascribed to such term in the recitals to this Agreement.

“Affiliate” means, in respect of any Person, any other Person that is directly or indirectly controlling, controlled by, or under common control with such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise.

“APIGF” has the meaning ascribed to such term in the recitals to this Agreement.

“Assignment and Assumption Agreement” and “Assignment and Assumption Agreements” have the meanings ascribed to such terms in the recitals to this Agreement.

“Avondale Closing” means the closing of the Transactions in respect of the Avondale Contributed Property.

“Avondale Contributed Property” means the Contributed Property identified as Avondale by the Lakes in Schedule D hereto.

“Avondale Outside Date” means the date that is sixty (60) days after the Closing Date, provided that the Avondale Outside Date may be extended to a date subsequent to such sixtieth day upon written agreement between OPTrust and the Corporation and, in such case, the Avondale Outside Date shall be the date agreed upon in writing by OPTrust and the Corporation.

“Avondale Put Right Ratio” means a ratio equal to (i) the equity value, as set forth on Schedule D, of the Avondale Contributed Property, divided by (ii) the aggregate equity value, as set forth on Schedule D, of all Contributed Properties.

“Business Day” means each day, other than a Saturday or a Sunday, that is not a day on which banking institutions in New York are authorized or required by law, regulation or executive order to close.

“Capital Stock” means all classes or series of stock of the Corporation, including Common Equity.

“Charter” means the charter of the Corporation.

“Closing” has the meaning ascribed to it in Section 2.3.

“Closing Date” has the meaning ascribed to it in Section 2.3.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Common Equity” means all shares now or hereafter authorized of any class of common stock of the Corporation, including the Common Stock, and any other stock of the Corporation, howsoever designated, authorized after the date hereof, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

“Common Stock” means the common stock, $.01 par value per share, of the Corporation.

“Common Stock Put Securities” has the meaning ascribed to it in Section 11.1(a).

“Conduct of Business Covenants” has the meaning ascribed to it in Section 5.1.

“Contract” has the meaning ascribed thereto in the Master Agreement.

“Contributed Entity” means an entity that wholly owns, directly or indirectly, a Contributed Property.

“Contributed Property” means any property identified on Schedule D hereto that is hereafter acquired by, or contributed to, the Corporation or any of its Subsidiaries pursuant to or as contemplated by the Master Agreement.

“Contribution Agreement” and “Contribution Agreements” have the meanings ascribed to such terms in the recitals to this Agreement.

“Corporation” has the meaning ascribed to it in the preamble to this Agreement.

“Covered Transaction” has the meaning ascribed to it in Section 9.12(a).

“Department” means the State Department of Assessments and Taxation of Maryland.

“Developments and Improvements” has the meaning ascribed to it in Section 3.36.

“Direct Claim” has the meaning ascribed to it in Section 10.4.

“Domestically Controlled REIT” shall mean a REIT that is a “domestically controlled qualified investment entity” meeting the ownership requirements of Code section 897(h)(4)(B).

“EL1” has the meaning ascribed to it in the preamble to this Agreement.

“EL2” has the meaning ascribed to it in the preamble to this Agreement.

“EL Contribution Agreement” and “EL Contribution Agreements” have the meanings ascribed to such terms in the recitals to this Agreement.

“EL Entities” has the meaning ascribed to it in the preamble to this Agreement.

“Environmental Law” and “Environmental Laws” have the respective meanings ascribed to them in Section 3.39.

“Equity Interest” means (a) in the case of a corporation, shares of stock, (b) in the case of a general or limited partnership, partnership interests, (c) in the case of a limited liability company, limited liability company interests, (d) in the case of a trust, beneficial interests therein, and (e) in the case of any other Person that is not an individual, the comparable interests therein.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Order” has the meaning ascribed to it in Section 4.7(a).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means (a) any body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental agency, department, board, commission or other instrumentality, whether national, territorial, federal, state, provincial, local, supranational or other authority, (b) any organization of multiple nations, or (c) any tribunal, court or arbitrator of competent jurisdiction.

“Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold.

“HCRP” has the meaning ascribed to such term in the recitals to this Agreement.

“Heitman” has the meaning ascribed to such term in the recitals to this Agreement.

“Heitman Assignment and Assumption Agreements” has the meaning ascribed to such term in the recitals to this Agreement.

“Heitman Contribution Agreement” has the meaning ascribed to such term in the recitals to this Agreement.

“Hunt #1 Assignment and Assumption Agreements,” “Hunt #2 Assignment and Assumption Agreements” and “Hunt Assignment and Agreements” have the meanings ascribed to such terms in the recitals to this Agreement.

“Hunt JV#1 Contribution Agreement,” “Hunt JV#2 Contribution Agreement” and “Hunt Contribution Agreements” have the meanings ascribed to such terms in the recitals to this Agreement.

“Hunt Parties” has the meaning ascribed to such term in the recitals to this Agreement.

“IFRS” has the meaning ascribed to it in Section 9.11(b)(i).

“Indebtedness” means, for any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person, that in accordance with GAAP, should be classified upon the balance sheet of such Person as indebtedness, but in any event including: (a) all obligations for borrowed money, (b) all obligations arising from installment purchases or property or representing the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables, and other current liabilities payable in less than one year, in each case incurred in the ordinary course of business on terms customary in the trade), (c) all obligations evidenced by notes, bonds, debentures, acceptances, or instruments, or arising out of letters of credit or bankers’ acceptances issued for such Person’s account, (d) obligations, whether or not assumed, secured by any Lien or payable out of the proceeds or rent from any property or assets now or hereafter owned or acquired by such Person, (e) all obligations for which such Person is obligated pursuant to a Guaranty, (f) obligations under leases required to be capitalized in accordance with GAAP, (g) all obligations for which such Person is obligated pursuant to any interest rate swap, interest rate cap, interest rate collar, or other interest rate hedging agreement or arrangement or other derivative agreements or arrangements, and (h) all obligations of such Person upon which interest charges are customarily paid or accrued.

“Indemnitee” means any Person entitled to indemnification under this Agreement.

“Indemnitor” means any Person required to provide indemnification under this Agreement.

“Indemnity Payment” means any amount of Losses required to be paid pursuant to this Agreement.

“Law” means (a) any constitution applicable to, and any statute, treaty, rule, regulation, ordinance, or requirement of any kind of, any Governmental Entity, (b) principles of common law, and (c) any Order.

“Lender Approval” has the meaning ascribed thereto in the Master Agreement.

“Lien” means any security interest, lien, pledge, charge, encumbrance, mortgage, indenture, security agreement or other similar agreement, arrangement, contract, commitment, or obligation, whether or not relating in any way to credit or the borrowing of money.

“Liquidation Preference” has the meaning ascribed thereto in the Charter.

“Losses” means any and all direct and reasonable indirect damages (but excluding any consequential, special or punitive damages, unless such damages are actually incurred by a party in connection with any Proceedings in respect of such party is entitled to be indemnified hereunder in which case such damages shall be included), fines, penalties, deficiencies, liabilities, claims, losses (including loss of value), judgments, awards, settlements, taxes, actions, obligations and costs and expenses in connection therewith (including interest, court costs and fees and expenses of attorneys, accountants and other experts, or any other expenses of litigation or other Proceedings or of any default or assessment).

“Master Agreement” has the meaning ascribed to it in the recitals to this Agreement, and for purposes of this Agreement (unless expressly stated otherwise) means the Master Agreement as executed and delivered by the parties thereto on the date hereof, without giving effect to any amendment, modification or waiver thereof.

“Master Structuring Agreement” means the master structuring agreement, dated as of the date hereof, by and among Elco LR OPT II REIT LP, MBEH, ADMG, ADMG FairCave Partners LP, ADMG Partners LP and EL.

“Material Adverse Effect” means any result, occurrence, fact, change or event (whether or not known or foreseeable as of the date of this Agreement) that, individually, or in the aggregate with any such other results, occurrences, facts, changes, or events, has a material adverse effect on (a) the earnings, business affairs, business prospects, management, assets, properties, condition (financial or otherwise) or results of operations of the Corporation and its Subsidiaries, taken as a whole, or (b) the ability of the Corporation and its Affiliates to perform in a timely manner their obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby or thereby; provided that, without limitation to the foregoing, it is understood and agreed that each of the following shall be deemed a Material Adverse Effect under this Agreement: (i) a “LATA Material Adverse Effect” (as defined in the Master Agreement); and (ii) a “Portfolio Material Adverse Effect” (as defined in the Master Agreement).

“MBEH” has the meaning ascribed to it in the preamble to this Agreement.

“MGCL” means the Maryland General Corporation Law.

“Non-Avondale Contributed Property” means each of the Contributed Properties identified in Schedule D hereto other than Avondale by the Lakes.

“Non-Avondale Final Closing” means the closing of the Transactions in respect of the last Non-Avondale Contributed Property.

“Operating Partnership” has the meaning ascribed to it in the recitals to this Agreement.

“OPTrust” has the meaning ascribed to it in the preamble to this Agreement.

“OPU Put Securities” has the meaning ascribed to it in Section 11.1(a).

“OPUs” means limited partnership interests in the Operating Partnership designated as “Common Partnership Units”.

“Order” means any decree, injunction, judgment, order, ruling, writ, assessment or arbitration award of a Governmental Entity, arbitrator or arbitral body, commission or self-regulatory organization, whether arising from a Proceeding or applicable Law.

“Ordinary Course” means, with respect to any Person, the ordinary course of business thereof, as the case may be, consistent with past custom and practice (including as applicable, with respect to quantity and frequency).

“Organizational Documents” means, with respect to a corporation, limited liability company, partnership, or other legally authorized incorporated or unincorporated entity, (a) the articles of incorporation, certificate of incorporation, articles of organization, articles of association, articles supplementary, certificate of limited partnership or other applicable organizational or charter documents relating to the creation or organization of such entity, together with any amendment or supplement to any of the foregoing and (b) the bylaws, operating agreement, partnership agreement, or other applicable documents relating to the operation, governance or management of such entity, including any security holders’ agreement, voting agreement, voting trust agreement, joint venture agreement or registration rights agreement, together with any amendment or supplement to any of the foregoing.

“Originating Proceedings” has the meaning ascribed to it in Section 10.2(a)(iii).

“Outside Date” means the date that is thirty (30) days after the Closing Date, provided that the Outside Date may be extended to a date subsequent to such thirtieth day upon written agreement between OPTrust and the Corporation and, in such case, the Outside Date shall be the date agreed upon in writing by OPTrust and the Corporation.

“Patriot Act” has the meaning ascribed to it in Section 4.7(a).

“Permitted Encumbrances” with respect to any Contributed Property or with respect to any other property, has the meaning ascribed thereto in the Master Agreement.

“Person” means any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or other entity.

“Proceeding” means any action, claim, audit or other inquiry, hearing, investigation, suit or other charge or proceeding (whether civil, criminal, administrative, investigative, formal or informal) by or before any Governmental Entity or before an arbitrator or arbitral body or mediator.

“Prohibited Person” has the meaning ascribed to it in Section 4.7(b).

“Purchaser” has the meaning ascribed to it in the preamble to this Agreement.

“Purchaser Documents” has the meaning ascribed to it in Section 4.2.

“Put Closing” has the meaning ascribed to it in Section 11.1(c).

“Put Closing Date” has the meaning ascribed to it in Section 11.1(c).

“Put Notice” has the meaning ascribed to it in Section 11.1(a).

“Put Price” has the meaning ascribed to it in Section 11.1(a).

“Put Right” has the meaning ascribed to it in Section 11.1(a).

“Put Right Ratio” means a ratio equal to (i) the aggregate equity value, as set forth on Schedule D, of the Non-Avondale Contributed Properties that the Corporation and/or the Operating Partnership have not acquired, directly or indirectly, one hundred percent (100%) of the ownership interest on or prior to the Outside Date, divided by (ii) the aggregate equity value, as set forth on Schedule D, of all Contributed Properties.

“Put Securities” has the meaning ascribed to it in Section 11.1(a).

“Receiving Party” has the meaning ascribed to it in Section 9.4.

“Registration Rights Agreement” has the meaning ascribed to it in Section 8.1(g).

“Regulations” means the Treasury Regulations promulgated under the Code as such regulations may be amended from time to time (including the corresponding provisions of succeeding regulations).

“REIT” means any real estate investment trust complying with the requirements of Sections 856 through 860 of the Code and the Regulations related thereto.

“REIT Ownership Limit Waiver” has the meaning ascribed to it in Section 8.1(h).

“Related Person” means any employee, officer, or director of any of the Corporation and its Subsidiaries, any member of his or her immediate family, or any Person controlled by any of the foregoing Persons.

“Representative” has the meaning ascribed to it in Section 10.2(a)(iii).

“Restricted Period” means the period from the date hereof through the earlier to occur of the Final Closing (as defined in the Master Agreement) and the termination of the Master Agreement.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC” means the U.S. Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.

“SEC Reports” means, collectively, all reports, schedules, forms, statements and other documents required by the Securities Act or the Exchange Act or the rules or regulations promulgated thereunder to be filed or furnished by the Corporation, including proxy information and solicitation materials, in each case, in the form and with the substance prescribed by either such Act or such rules or regulations.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means the 9.75% Series A Cumulative Non-Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

“Series A Warrants” means the warrants reflecting 100% warrant coverage to acquire shares of Common Stock issued to holders of the Series A Preferred Stock.

“Series B Preferred Stock” means the 9.75% Series B Cumulative Non-Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

“Series B Warrants” means the warrants reflecting 100% warrant coverage to acquire shares of Common Stock issued to holders of the Series B Preferred Stock.

“Series D Common Stock” means the Series D Common Stock, par value $0.01 per share, of the Corporation.

“Series D Preferred Stock” means the 8.75% Series D Cumulative Non-Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

“Shares” has the meaning ascribed to it in Section 2.1.

“Specified SEC Reports” means the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, and any and all Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in each case, filed after December 31, 2012 and prior to the Closing Date (excluding disclosures in the “Risk Factors” sections of any such SEC Reports).

“Subsidiary” means (a) in respect of the Corporation, any “subsidiary” of the Corporation as such term is defined in Rule 1-02 of Regulation S-X, including the Operating Partnership, and (b) in respect of any other Person, any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person), (i) owns capital stock or other Equity Interest having ordinary voting power to elect a majority of the board of directors (or equivalent) of such Person, (ii) controls the management of which, directly or indirectly, through one or more intermediaries, (iii) directly or indirectly through Subsidiaries owns more than 50% of the Equity Interests or (iv) is a general partner.

“Tax” means any net income, capital gains, gross income, gross receipts, sales, use, transfer (but expressly excluding any transfer tax), ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, real property, personal property, unclaimed property, social security, environmental (including Code section 59A), alternative or add-on, value added, registration, windfall profits or other tax or customs duties or amount imposed by any Governmental Entity, or any interest, any penalties, additions to tax or additional amounts incurred or accrued under applicable tax law or properly assessed or charged by any Governmental Entity, whether disputed or not, but expressly excluding any reassessment of a Contributed Property for any post-closing tax year due to the closing of the transactions contemplated herein, including the transfer of the Contributed Interests or Contract Rights (as defined in the Master Agreement), or any interest or penalties incurred in connection with such change of ownership.

“Tax Return” shall mean any report, return, or other information required (including any attachments or schedules required to be attached to a such report, return, or other information) required under applicable Law to be supplied (or actually supplied) to a Governmental Entity or a third party in connection with Taxes.

“Third-Party Claim” means any claim, action, suit, or proceeding made or brought by any Person that is not a party to this Agreement or an Affiliate of a party to this Agreement.

“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Master Agreement, the Master Structuring Agreement, the Contribution Agreements, the Assignment and Assumption Agreements and each other document, instrument, certificate, or agreement to be issued or executed by the parties pursuant to this Agreement or any other agreement referred to above to effect the transactions contemplated hereby or thereby.

1.2 Construction.

(a) All References to “Articles,” “Sections,” “Schedules,” and “Exhibits” contained in this Agreement are, unless expressly stated otherwise herein, references to articles, sections, schedules, or exhibits of or to this Agreement.

(b) In this Agreement, unless the context clearly requires otherwise, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) “day” means a calendar day; (ii) “U.S.” or “United States” means the United States of America; (iv) “including” or “include” mean “including without limitation” or “include without limitation”; (v) “dollar” or “$” means lawful currency of the United States; and (vi) references to specific Laws (such as the MGCL and the Code), or to specific sections or provisions of Laws, apply to the respective U.S. or state Laws that bear the names so specified and to any succeeding Law, section, or provision corresponding thereto and the rules and regulations promulgated thereunder.

(c) As used in this Agreement, the term “knowledge”, “known” or words of similar import mean, with respect to the Corporation, the actual knowledge of the Persons listed on Schedule 1.2(c) after reasonable investigation, including reasonable inquiries of officers and management employees of the Corporation and its Subsidiaries having responsibility relating to the applicable matter.

ARTICLE II.

Purchase and Sale of Shares

2.1 Purchase and Sale of Shares. Subject to the terms and conditions set forth herein, at the Closing (as defined below), the Corporation shall issue, sell, and deliver to each Purchaser, and each Purchaser shall purchase and acquire from the Corporation, the number of shares of Common Stock (the “Shares”) set forth opposite such Purchaser’s name on Schedule A hereto, as a part of, and simultaneously with the Initial Closing as defined in and under the Master Agreement.

2.2 Purchase Price. On the terms and subject to the conditions set forth herein, the consideration to be paid to the Corporation at the Closing by each Purchaser for the sale and purchase of the Shares as contemplated herein shall be $8.15 for each Share sold by the Corporation and purchased by such Purchaser on the Closing Date. Any purchase price paid to the Corporation as set forth in this Section 2.2 shall be paid by wire transfer of immediately available funds to the Corporation’s account designated by the Corporation in writing at least two (2) Business Days prior to the Closing Date.

2.3 Closing. The closing of the purchase and sale of the Shares as set forth in Section 2.1 (the “Closing”) shall take place on the date hereof at the offices of Goulston & Storrs, 885 Third Avenue, 18th Floor, New York, New York 10022, or such other mutually agreed upon location, only as a part of, and simultaneously with, the Initial Closing as defined and under the Master Agreement, provided that all of the conditions contained in Article VI have been satisfied or waived by such date (other than those conditions to be satisfied on the Closing Date, as defined herein). The date of the Closing is referred to herein as the “Closing Date.”

2.4 Closing Procedures. All actions to be taken and all documents to be executed and delivered by the parties in connection with the consummation of the transactions contemplated at the Closing shall be reasonably satisfactory in form and substance to the other parties and their respective counsel. All actions to be taken and all documents to be executed and delivered by all parties hereto at the Closing shall be deemed to have been taken and executed and delivered simultaneously at the Closing, and no action shall be deemed taken nor any document executed or delivered until all have been taken, executed, and delivered.

ARTICLE III.

Representations and Warranties of the Corporation

The Corporation hereby represents and warrants to each of the Purchasers that the statements contained in this Article III are true and correct as of the date hereof.

3.1 SEC Reports; Financial Statements.

(a) The Corporation has filed with or furnished to the SEC all reports, schedules, forms, statements and other documents required by the Securities Act or the Exchange Act or the rules or regulations promulgated thereunder to be filed or furnished by the Corporation, including the SEC Reports. The Corporation has delivered or made available to EL and each Purchaser all SEC Reports to the extent the same are not publicly available through the SEC’s EDGAR website. As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to the SEC Reports, and none of the SEC Reports (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) The financial statements included in the SEC Reports, together with the related schedules and notes, including the audited financial statements included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012 (the “Annual Report”), and the unaudited interim financial statements included in the Corporation’s Quarterly Report on Form 10-Q for the three month period ended March 31, 2013 (the “Quarterly Report”), are accurate in all material respects and present fairly the financial position of the corporation and its consolidated Subsidiaries, taken as a whole, at the dates indicated; said financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved. The supporting schedules, if any, present fairly in accordance with GAAP the information required to be stated therein.

3.2 No Material Adverse Change in Business. Since December 31, 2012, (a) there has been no Material Adverse Effect, (b) except for transactions contemplated under the Transaction Documents or as set forth in Schedule 3.2, there have been no transactions entered into by the Corporation or any Subsidiary thereof, other than those in the Ordinary Course, which are material with respect to the Corporation and each Subsidiary taken as a whole, and (c) there has been no dividend or distribution of any kind declared, paid or made by the Corporation on any class of its shares of capital stock, other than in the Ordinary Course.

3.3 Good Standing of the Corporation and the Operating Partnership.

(a) The Corporation has been duly organized and is validly existing as a corporation in good standing with the Department and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Specified SEC Reports and to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party; and the Corporation is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect. Complete and correct copies of the Organizational Documents of the Corporation and all amendments thereto have been made available to the EL Entities and each Purchaser and no changes thereto will be made other than as contemplated by this Agreement and the other Transaction Documents.

(b) The Operating Partnership has been duly organized and is validly existing as a limited partnership in good standing under the laws of the Commonwealth of Virginia and has the limited partnership power and authority to own, lease and operate its properties and to conduct its business as described in the Specified SEC Reports and to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party;

and the Operating Partnership is duly qualified as a foreign limited partnership to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect. Complete and correct copies of the Organizational Documents of the Operating Partnership and all amendments thereto have been made available to the EL Entities and each Purchaser and no changes thereto will be other than as contemplated by this Agreement and the other Transaction Documents.

3.4 Good Standing of Subsidiaries. The only Subsidiaries of the Corporation are the entities listed in Exhibit 21.1 to the Annual Report and those owning properties acquired since the Annual Report. Each Subsidiary of the Corporation (other than the Operating Partnership, which is addressed in Section 3.3(b)) (a) has been duly organized and is validly existing as a partnership or a limited liability company in good standing under the laws of the jurisdiction of its organization, (b) has partnership or limited liability company power and authority, as applicable, to own, lease and operate its properties and to conduct its business as described in the Specified SEC Reports and (c) is duly qualified as a foreign partnership or limited liability company, as the case may be, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except in the case of this clause (c) where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; all of the issued and outstanding equity interests or capital stock, respectively, of each such Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Corporation, directly or through a Subsidiary, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding equity interests or shares of capital stock, respectively, of any Subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary. Except for the equity interests and shares of capital stock, respectively, in its Subsidiaries, the Corporation does not own, directly or indirectly, any shares of stock or any other equity or long term debt securities of any corporation or have any equity interest in any firm, partnership, joint venture, association or other entity.

3.5 Authorization of Agreement. The Corporation has the requisite corporate power to execute and deliver this Agreement and each other Transaction Document to be executed by it and to perform its obligations hereunder and thereunder. Each Subsidiary of the Corporation that is party to any Transaction Document has the requisite limited partnership (or equivalent) power to execute and deliver each Transaction Document to be executed by it and to perform its obligations thereunder. The execution and delivery by the Corporation of this Agreement and each other Transaction Document to be executed by it and the performance by it of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Corporation. The execution and delivery by each Subsidiary of the Corporation that is party to any Transaction Document of each Transaction Document to be executed by it and the performance by it of its obligations hereunder and thereunder have been duly authorized by all necessary limited partnership (or equivalent) action on the part of the such Subsidiary. This Agreement has been, and each Transaction Document to be executed by the Corporation or any Subsidiary of the Corporation will be, duly executed and delivered by the Corporation (on its own behalf or indirectly on behalf of such Subsidiary, as the case may be) and constitute valid and binding obligations of the Corporation or such Subsidiary, as the case may be, enforceable against the Corporation or such Subsidiary, respectively, in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

3.6 Consents and Approvals. Except as set forth on Schedule 3.6, no consent, approval, waiver, order, or authorization of, or registration, declaration, or filing with, or notice to, any Person or Governmental Entity (including any consent, approval, waiver, or authorization in respect of any contract, license or permit) is required to be obtained or made by or in respect of the Corporation or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any other Transaction Document by the Corporation or any of its Subsidiaries, the performance by the Corporation or any of its Subsidiaries of its obligations hereunder and thereunder or the consummation of the transactions contemplated hereby or thereby, other than, if required, the filing of a Form D with the SEC and filings with any applicable state securities regulatory authorities. With respect to the Contributed Properties, except as set forth on Schedule 3.6, all consents and approvals required to be obtained from any Person (including any lender) in connection with the execution and delivery of the Transaction Documents and the consummation of the transactions thereunder have been obtained.

3.7 No Conflicts; No Violations. The execution and delivery of this Agreement does not (and of each other Transaction Document will not), and neither will the performance by the Corporation or any of its Subsidiaries of their respective obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby and thereby on the terms and conditions set forth herein and therein (a) conflict with the Organizational Documents of the Corporation or any of its Subsidiaries, (b) except as set forth on Schedule 3.7, conflict with, result in any violation of, constitute a default (with or without notice, the passage of time or both) under, or give rise to a right of termination, cancellation, or acceleration of, or any obligation or to loss of a benefit under, any contract to which the Corporation or any of its Subsidiaries is a party or by which any of its assets or properties may be bound, (c) violate, constitute a default (with or without notice, the passage of time or both) under, or cause the forfeiture, impairment, non-renewal, revocation, or suspension of any license or permit necessary for the conduct of the business of the Corporation or any of its Subsidiaries in compliance with all Laws, (d) violate any Order of any Governmental Entity applicable to the Corporation or any of its Subsidiaries, (e) violate any Law applicable to the Corporation or any of its Subsidiaries, or (f) result in the creation of any Lien upon any of the assets or properties of the Corporation or any of its Subsidiaries, except, in the case of clauses (b) through (f), as could not reasonably be expected to have a Material Adverse Effect.

3.8 Capitalization.

(a) The authorized Capital Stock consists of 300,000,000 shares of Common Stock, 5,000,000 shares of Series A Preferred Stock, 1,000,000 shares of Series B Preferred Stock, 21,900,000 shares of Series D Preferred Stock and 21,900 shares of Series D Common Stock. At the close of business on June 28, 2013, (i) 21,786,559 shares of Common Stock were issued and outstanding, (ii) a maximum of 2,000,000 shares of Common Stock were reserved for issuance under the Corporation’s 2006 Incentive Award Plan and the Corporation’s 2012

Incentive Award Plan, collectively (of which no shares of Common Stock were subject to outstanding options granted under such plans), (iii) 6,666,666 shares of Common Stock were reserved for issuance upon exercise of the Series A Warrants and Series B Warrants, (iv) no shares of Series A Preferred Stock were issued or outstanding, (v) no shares of Series B Preferred Stock were issued or outstanding, (vi) 10,300,000 shares of Series D Preferred Stock were issued and outstanding, (vii) 44,813,979 OPUs were issued and outstanding, each of which may be converted into one share of Common Stock in accordance with the terms thereof, (viii) 622,162 limited partnership interests in the Operating Partnership designated as “LTIP Units” were issued and outstanding, (ix) 5,000,000 limited partnership interests in the Operating Partnership designated as 9.75% Series A Cumulative Non-Convertible Preferred Partnership Units were issued and outstanding, all of which were held solely by the Corporation, and (x) 1,000,000 limited partnership interests in the Operating Partnership designated as 9.75% Series B Cumulative Non-Convertible Preferred Partnership Units were issued and outstanding, all of which were held solely by the Corporation. The total number of OPUs that are to be issued by the Operating Partnership in connection with the transactions contemplated by the Transaction Documents is an amount not to exceed 1,200,000.

(b) Except as set forth in Schedule 3.8(b), in the Specified SEC Reports or in the Transaction Documents, there are (i) no authorized or outstanding securities, rights (preemptive or other), subscriptions, calls, commitments, warrants, options, or other agreements that give any Person the right to purchase, subscribe for, or otherwise receive or be issued Capital Stock or any security convertible into or exchangeable or exercisable for Capital Stock, (ii) no outstanding debt or equity securities of the Corporation that upon the conversion, exchange, or exercise thereof would require the issuance, sale, or transfer by the Corporation of any new or additional Capital Stock (or any other securities of the Corporation which, whether after notice, lapse of time, or payment of monies, are or would be convertible into or exchangeable or exercisable for Capital Stock), (iii) no agreements or commitments obligating the Corporation to repurchase, redeem, or otherwise acquire Capital Stock or other securities of the Corporation, and (iv) no outstanding or authorized stock appreciation rights, phantom stock, stock rights, or other equity-based interests in respect of the Corporation. The Corporation has not issued any voting indebtedness.

3.9 Valid Issuance of Shares and OPUs. The Shares have been duly authorized for issuance and sale to the Purchasers and, when issued and delivered in accordance with the terms of this Agreement against delivery of the purchase price therefor, the Shares will be, validly issued, fully paid and nonassessable, free and clear of all Liens. The OPUs contemplated to be issued to Elco LR OPT II REIT LP under the Transaction Documents have been duly authorized for issuance and sale to Elco LR OPT II REIT LP and, when issued and delivered in accordance with the terms of the Transaction Documents, the OPUs will be, validly issued, fully paid and nonassessable, free and clear of all Liens.

3.10 Absence of Undisclosed Liabilities. Neither the Corporation nor any of its Subsidiaries has any material liabilities, whether currently due, accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted, other than the following: (a) any Indebtedness set forth on Schedule C hereto; (b) liabilities in respect of uses of proceeds described in Section 9.10; (c) liabilities fully and adequately reflected or reserved against in the financial statements included in the Specified SEC

Reports; (d) liabilities incurred in the ordinary course of business of the Corporation and its Subsidiaries since the date of the latest audited annual financial statements included in the Specified SEC Reports, none of which would reasonably be expected to have a Material Adverse Effect; (e) liabilities between or among any two or more of the Corporation and its Subsidiaries; and (f) liabilities of the type expressly covered by any other representations and warranties of the Corporation set forth in this Agreement.

3.11 Absence of Proceedings. There is no Proceeding now pending, or, to the knowledge of the Corporation, threatened, against or affecting the Corporation or any Subsidiary thereof, which is required to be disclosed in the Specified SEC Reports which has not been so disclosed, or which reasonably would be expected to result in a Material Adverse Effect, or which reasonably would be expected to materially and adversely affect the ability of the Corporation and the Operating Partnership to consummate the transactions contemplated by this Agreement and the other the Transaction Documents or the performance by the Corporation or the Operating Partnership of their respective obligations hereunder or thereunder.

3.12 Accuracy of Descriptions. The descriptions in the Specified SEC Reports of affiliate transactions, contracts required to be described therein and other legal documents are true and correct in all material respects, and there are no affiliate transactions, contracts or other documents of a character required to be described in the Specified SEC Reports or to be filed as exhibits to the Specified SEC Reports which are not described or filed as required. All agreements between the Corporation or any Subsidiary thereof, on the one hand, and any other party expressly referenced in the Specified SEC Reports are legal, valid and binding obligations of the Corporation or one or more of its Subsidiaries, enforceable against the Corporation or its Subsidiaries in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

3.13 Possession of Intellectual Property. The Corporation and each Subsidiary thereof owns or possesses, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to conduct its business as described in the Specified SEC Reports, and neither the Corporation nor any of its Subsidiaries has received any written notice, nor, to the Corporation’s knowledge, is there any threatened claim of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which reasonably would be expected to render any Intellectual Property invalid or inadequate to protect the interest of the Corporation or any of its Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, reasonably would be expected to result in a Material Adverse Effect.

3.14 Possession of Licenses and Permits. The Corporation and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations issued by the appropriate Governmental Entities necessary to conduct their business as described in the Specified SEC Reports (collectively, “Governmental Licenses”), except where the failure so to possess would not, singly or in the aggregate, result in a Material Adverse Effect; the Corporation and its

Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect; and neither the Corporation nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

3.15 Accounting Controls and Disclosure Controls. The Corporation and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the date of the Corporation’s formation, there has been (i) no material weakness in the Corporation’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Corporation’s internal control over financial reporting that has materially affected, or would reasonably be likely to materially affect, the Corporation’s internal control over financial reporting. The Corporation and each of its Subsidiaries maintain disclosure controls and procedures that, in all material respects, are effective to perform the functions for which they were established and are designed to ensure that information required to be disclosed by the Corporation in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and is accumulated and communicated to the Corporation’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

3.16 Tax Returns and Payment of Taxes. All United States federal income Tax Returns of the Corporation and its Subsidiaries required by Law to be filed have been filed and all Taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken in good faith and as to which adequate reserves have been provided and will be maintained. The Corporation and its Subsidiaries have filed all other material Tax Returns that are required to have been filed by them pursuant to applicable foreign, state, local or other Law and has paid all Taxes due pursuant to such returns or pursuant to any assessment (including all real estate Taxes) received by the Corporation and its Subsidiaries, except for such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided and will be maintained and except for Taxes the nonpayment of which would not result in a Material Adverse Effect. All such returns are true, correct and complete in all material respects. The charges, accruals and reserves on the books of the Corporation in respect of any income and Tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional income Tax for any years not finally determined. The Corporation has not engaged in any transaction that could affect its income Tax liability for any taxable year not closed by the statute of limitations which is a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b) (irrespective of the effective date).

3.17 REIT Qualification. Commencing with the Corporation’s taxable year ending December 31, 2006, the Corporation has been organized and has operated, and upon consummation of the transactions contemplated hereby will continue to be organized and operated, in a manner so as to qualify as a REIT under Sections 856 through 860 of the Code. The proposed method of operation of the Corporation as described in the Specified SEC Reports will enable the Corporation to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable years ending December 31, 2012 and subsequent taxable years.

3.18 ERISA. The assets of the Corporation do not constitute, and as of any Closing will not constitute, “plan assets” under the Employee Retirement Income Security Act of 1974, as amended.

3.19 Absence of Labor Dispute. (a) No labor dispute with the employees of the Corporation, the Operating Partnership or any Subsidiary thereof exists or, to the knowledge of the Corporation, is imminent, and (b) the Corporation is not aware of any existing or imminent labor disturbance by the employees of any of its, the Operating Partnership’s or any of their Subsidiaries’ principal suppliers, manufacturers, customers or contractors, which, in the case of (a) or (b), would result in a Material Adverse Effect.

3.20 Foreign Corrupt Practices Act. Neither the Corporation nor, to the knowledge of the Corporation, any director, officer, agent, employee, Affiliate or other Person acting on behalf of the Corporation or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation by any of such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Corporation and, to the knowledge of the Corporation, its Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

3.21 Money Laundering Laws. The operations of the Corporation and its Subsidiaries are and have been conducted at all times in compliance, in all material respects, with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or Proceeding by or before any Governmental Entity involving the Corporation or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Corporation, threatened.

3.22 OFAC. Neither the Corporation nor, to the knowledge of the Corporation, any trustee, officer, agent, employee, Affiliate or person acting on behalf of the Corporation or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Corporation will not directly or indirectly knowingly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

3.23 Indebtedness. Schedule C hereto sets forth all Indebtedness of the Corporation and each of its Subsidiaries (including any Indebtedness secured by a mortgage on any real property) as of the date of this Agreement, listing separately (a) each such Indebtedness (if any) that is secured by a mortgage on any specific real property, (b) each such Indebtedness that is a Permitted Additional Unsecured Debt (as defined in Exhibit A of the Charter as related to the Series A Stock) and (c) any other material Indebtedness. Neither the Corporation nor any of its Subsidiaries has any Indebtedness or any liabilities in respect thereof, whether currently due, accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted, except Indebtedness listed on Schedule C.

3.24 FF&E. There are no items owned or leased by a third party and used at any real property owned by the Corporation or its Subsidiaries by or on behalf of the owner of such real property in connection with the ownership, operation or maintenance of such real property that would otherwise constitute FF&E (as defined in the Master Agreement), except as has not had and could not reasonably be expected to have a Material Adverse Effect.

3.25 Investment Company. The Corporation is not, and after giving effect to the issuance of the Shares and the application of the proceeds thereof will not be, an “investment company” within the meaning of Investment Company Act of 1940, as amended.

3.26 Compliance. None of the Corporation or any of its Subsidiaries is in violation of any Law or of any Order of any Governmental Entity which violation has had or could reasonably be expected to have a Material Adverse Effect. The Corporation has at all times since January 1, 2012 been in compliance with its Organizational Documents.

3.27 Insurance. The Corporation and its Subsidiaries carry or are entitled to the benefits of insurance with financially sound and reputable insurers, in such amounts and covering such risks as are generally maintained by companies of established reputation engaged in the business of ownership of multifamily residential properties, and all such insurance is in full force and effect. The Corporation has no reason to believe that any of the Corporation and its Subsidiaries will not be able to (a) renew its existing insurance coverage as and when such policies expire or (b) obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not reasonably be expected to result in a Material Adverse Effect. Since January 1, 2012, none of the Corporation and its Subsidiaries has been denied any material insurance coverage that it has sought or for which it has applied.

3.28 Solvency. The Corporation and its Subsidiaries are able to pay their respective debts (including trade debts) as they mature. The fair saleable value of all the assets and properties (including goodwill minus disposition costs) of the Corporation and its Subsidiaries, taken as a whole, exceeds the fair value of their liabilities and 101% of the Liquidation Preference of the outstanding shares of each series of preferred stock of the Corporation, both before and after giving effect to the consummation of the transactions contemplated by the Transaction Documents. The Corporation will not be left with unreasonably small capital after consummation of any transaction contemplated by the Transaction Documents.

3.29 Private Placement. Assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 4.6, the offer, sale, and issuance of the Shares as contemplated hereby will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration or qualification requirements of all applicable state securities Laws. Neither the Corporation nor any Person acting on its behalf will take any action that would cause the loss of any such exemption. Assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 4.6, the offer, sale, and issuance of the Shares as contemplated hereby will comply with all applicable federal and state Laws.

3.30 Registration Rights. Except as set forth on Schedule 3.30, as set forth in or as permitted by any of the Transaction Documents or the limited partnership agreement of the Operating Partnership, the Corporation has not granted or agreed to grant to any Person any rights (including “piggy back” registration rights) to have any securities of the Corporation or any of its Subsidiaries registered with the SEC or any other Governmental Entity that have not been satisfied.

3.31 Waiver of Ownership Limits. The Board of Directors of the Corporation has waived, in the case of OPTrust, the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit (each as defined in the Charter), in accordance with the Charter to permit OPTrust to acquire and hold ownership positions in the Corporation exceeding such limit or limits, to the extent provided in the REIT Ownership Limit Waiver delivered to OPTrust at the Closing.

3.32 Application of Takeover Protections. The Corporation has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar provision under the Charter (or other Organizational Documents of the Corporation) or the MGCL that is or could become applicable to a Purchaser as a result of such Purchaser and the Corporation fulfilling their obligations or exercising their rights under the Transaction Documents, including the Corporation’s issuance of the Shares and any Purchaser’s ownership of the Shares. To the extent that any acquisition of Capital Stock by a Purchaser pursuant to this Agreement would constitute an acquisition of control shares, such acquisition has been exempted from Title 3, Subtitle 7 of the MGCL.

3.33 Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Corporation or any of its Subsidiaries to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement or any of the Transaction Documents. The Purchasers shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by a Purchaser pursuant to agreements made by such Purchaser which fees or commissions shall be the sole responsibility of such Purchaser) made by or on behalf of the Corporation or any of its Subsidiaries for fees of a type contemplated in this Section 3.33 that may be due in connection with the transactions contemplated by this Agreement or any of the Transaction Documents. The Corporation shall indemnify and hold harmless each of the Purchasers, their employees, officers, directors, agents, and partners, and their respective Affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorneys’ fees) and expenses, as such fees and expenses are incurred, that are suffered in respect of (a) any claimed or existing fees or commissions of the type contemplated by this Section 3.33 for which the Corporation or any of its Subsidiaries is responsible, other than those disclosed above, and (b) any failure of the Corporation or any of its Subsidiaries to timely pay those fees and commissions disclosed above.

3.34 Acknowledgment Regarding Purchasers’ Purchase of Shares. The Corporation acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby. The Corporation further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Corporation (or in any similar capacity) with respect to this Agreement and any other Transaction Document to which such Purchaser is or will be a party and the transactions contemplated hereby and thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to such Purchaser’s purchase of the Shares. The Corporation further represents to each Purchaser that the Corporation’s decision to enter into this Agreement and each of the other Transaction Documents to which the Corporation is a party has been based solely on the independent evaluation of the Corporation and its representatives. The Corporation further acknowledges that no Purchaser has made any promises or commitments other than as set forth in this Agreement, including any promises or commitments for any additional investment by any such Purchaser in the Corporation, except to the extent that a Purchaser may be party to, and as provided in, any of the Transaction Documents or any other agreement executed and delivered in connection therewith.

3.35 Title to Property. The Corporation and its Subsidiaries have good and marketable title in fee simple to all real property owned by the Corporation and its Subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except (a) first mortgages on the particular real properties and (b) such as do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Corporation or any of its Subsidiaries; and all of the leases and subleases material to the business of the Corporation and its Subsidiaries, considered as one enterprise, and under which the Corporation or any of its Subsidiaries holds properties described in the Specified SEC Reports, are in full force and effect, and neither the Corporation nor any Subsidiary thereof has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Corporation or any Subsidiary thereof under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Corporation or such Subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

3.36 Condition of Properties. The Corporation, the Operating Partnership or their Subsidiaries have received and reviewed property condition reports on all real property owned by the Corporation, the Operating Partnership and their Subsidiaries. Except as otherwise set forth in the Specified SEC Reports, to the Corporation’s knowledge: (a) none of the real property owned by the Corporation, the Operating Partnership and their Subsidiaries is in violation of any applicable building code, zoning ordinance or other law or regulation, except where such violation of any applicable building code, zoning ordinance or other law or regulation would not, singly or in the aggregate, have a Material Adverse Effect; (b) none of the Corporation, the Operating Partnership and their Subsidiaries has received written notice of any proposed material special assessment or any proposed change in any property tax, zoning or land use laws or availability of water affecting any real property owned by the Corporation, the Operating Partnership and their Subsidiaries that would, singly or in the aggregate, have a Material Adverse Effect; (c) there does not exist any violation of any declaration of covenants, conditions and restrictions with respect to any real property owned by the Corporation, the Operating Partnership and their Subsidiaries that would, singly or in the aggregate, have a Material Adverse Effect, or any state of facts or circumstances or condition or event that could, with the giving of notice or passage of time, or both, constitute such a violation; and (d) the developments or improvements comprising any portion of real property owned by the Corporation, the Operating Partnership and their Subsidiaries (the “Developments and Improvements”) are free of any physical, mechanical, structural, design or construction defects that would, singly or in the aggregate, have a Material Adverse Effect and the mechanical, electrical and utility systems servicing the Developments and Improvements (including all water, electric, sewer, plumbing, heating, ventilation, gas and air conditioning) are in good condition and proper working order, reasonable wear and tear and need for routine repair and maintenance excepted, and are free of defects, except for such failures and defects that would not, singly or in the aggregate, have a Material Adverse Effect.

3.37 Access and Utilities. All of the real property owned by the Corporation, the Operating Partnership and their Subsidiaries has rights of access to public ways and is served by electric, water, sewer, sanitary sewer and storm drain facilities adequate to service real property owned by the Corporation, the Operating Partnership and their Subsidiaries for its use as described in the Specified SEC Reports.

3.38 No Condemnation. No condemnation or other proceeding has been commenced that has not been completed, and, to the Corporation’s knowledge, no such proceeding is threatened, with respect to all or any portion of the real property owned by the Corporation, the Operating Partnership and their Subsidiaries or for the relocation away from any such property of any roadway providing access to such property or any portion thereof.

3.39 Environmental Laws. Except as would not, singly or in the aggregate, result in a Material Adverse Effect, (a) neither the Corporation nor any of its Subsidiaries is in violation of any Environmental Law, (b) the Corporation and its Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (c) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Corporation or any of its Subsidiaries and (d) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Corporation or any of its Subsidiaries relating to Hazardous Materials or any Environmental Laws.

3.40 Matters Relating to Contributed Entities and Contributed Properties. As of the Closing Date:

(a) Insurance. The Contributed Entities and their respective Subsidiaries carry or are entitled to the benefits of insurance with financially sound and reputable insurers, in such amounts and covering such risks as are generally maintained by companies of established reputation engaged in the business of ownership of multifamily residential properties, and all such insurance is in full force and effect. The Corporation has no reason to believe that any of the Contributed Entities and their respective Subsidiaries will not be able to (i) renew its existing insurance coverage as and when such policies expire or (ii) obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not reasonably be expected to result in a Material Adverse Effect. Since January 1, 2012, none of the Contributed Entities and their respective Subsidiaries has been denied any material insurance coverage that it has sought or for which it has applied.

(b) Other Third Party Approvals and Consents. Except as set forth on Schedule 3.40(b), no consent, approval, waiver or authorization of, or registration, declaration, or filing with, or notice to, any Person (including any consent, approval, waiver, or authorization in respect of any contract or permit) is required to be obtained or made by or in respect of the EL Entities or any of their Affiliates in connection with the execution and delivery of any of the Transaction Documents, the performance of any of them of their respective obligations thereunder or the consummation of the transaction contemplated thereby, other than (i) those set forth in the related disclosure schedules incorporated by reference herein pursuant to Section 3.41, (ii) any Lender Approval or Refinancing and (iii) those made or obtained prior to the Closing.

(c) Environmental Matters. Except as would not, singly or in the aggregate, result in a Material Adverse Effect, (i) no owner of any Contributed Property is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of Hazardous Materials or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, (ii) each owner of each Contributed Property has all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (iii) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against any Contributed Entity or any owner of a Contributed Property and (iv) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting any Contributed Entity or owner or a Contributed Property relating to Hazardous Materials or any Environmental Laws.

(d) FF&E. There are no items owned or leased by a third party and used at any Contributed Property by or on behalf of the owner of such Contributed Property in connection with the ownership, operation or maintenance of such Contributed Property that would otherwise constitute FF&E, other than (i) any leased or licensed item as set forth in the related disclosure schedules incorporated by reference herein pursuant to Section 3.41 and (ii) any other item that is not material to the ownership, operation or maintenance of such Contributed Property.

(e) Contracts.

(i) No event has occurred that has not been waived that, with notice or lapse of time or both, would result in a material default by an owner of a Contributed Property of, or give rise to any Lien or right of termination, prepayment or acceleration against any owner of a Contributed Property under, any material Contract.

(ii) The material Contracts with respect to each Contributed Property to be contributed by the EL Entities or any Affiliate thereof are in full force and effect, without material default by the EL Entities or any of their Affiliates that is a party thereto and, to the Corporation’s knowledge, without material default by any other party thereto.

3.41 Incorporation of Representations and Warranties in Master Agreement and Contribution Agreements. The Corporation hereby makes to each of the Purchasers each of the representations and warranties set forth in Articles IV and V of the Master Agreement, each of the representations and warranties set forth in Section 4.1 of each of the Hunt Contribution Agreements, each of the representations and warranties set forth in Article V of the Heitman Contribution Agreement and each of the representations and warranties set forth in Article III of each of the EL Contribution Agreements, all of which are hereby incorporated by reference (together with (i) any definitions therein necessary to give effect to such representations and warranties and (ii) any disclosure schedules thereto modifying or referenced by such representations and warranties), mutatis mutandis, including to reflect that documents stated therein to have been furnished or made available to any of the Corporation, the EL Entities and their respective Affiliates shall have been furnished or made available to the Purchasers; provided that any reference to any “LATA Material Adverse Effect” or any “Portfolio Material Adverse Effect” or any “Material Adverse Change” in any such representations and warranties shall be deemed to include also any matter described in clause (ii) of the definition of “Material Adverse Effect” herein. For the avoidance of doubt, in the case of representations and warranties made in the Master Agreement or the Contribution Agreements by any entity other than the Corporation or the Operating Partnership, the Corporation hereby makes to the Purchasers, for purposes of this Agreement, those same representations and warranties, verbatim, in place of such other entities.

3.42 No Other Representations or Warranties. The Corporation does not make and has not made any representations or warranties in this Agreement related to the subject matter hereof other than those specifically set forth in this Article III.

ARTICLE IV.

Representations and Warranties of the Purchasers

Except as set forth in Section 4.8 below, each Purchaser, severally and not jointly, hereby makes the following representations and warranties to the Corporation (references to “the Purchaser” in this Article IV refer to the Purchaser that is making the representation or warranty; for the avoidance of doubt, each Purchaser is making the following representations and warranties with respect to itself only and not the other Purchaser):

4.1 Organization. The Purchaser is duly formed, validly existing, and in good standing under the Laws of its jurisdiction of formation.

4.2 Authorization. The Purchaser has the requisite limited partnership, limited liability company or equivalent power to execute and deliver this Agreement and each other Transaction Document to be executed by it in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”) and to perform its obligations hereunder and thereunder. The execution and delivery by the Purchaser of this Agreement and each Purchaser Document and the performance by it of its obligations hereunder and thereunder have been (or at the time of execution will be) duly authorized by all necessary limited partnership, limited liability company or equivalent action on the part of the Purchaser. This Agreement has been, and each Purchaser Document applicable to the Purchaser will be, duly executed and delivered by the Purchaser and, assuming the due execution and delivery of this Agreement and each Purchaser Document by the other party or parties hereto or thereto, constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

4.3 Consents and Approvals. No consent, approval, waiver, order, or authorization of, or registration, declaration, or filing with, or notice to, any Person or Governmental Entity is required to be obtained or made by or in respect of the Purchaser in connection with the execution and delivery of this Agreement or any Purchaser Document by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder, or the consummation of the transactions contemplated hereby or thereby.

4.4 No Conflicts. The execution and delivery of this Agreement does not (and each Purchaser Document will not), and neither will the performance by the Purchaser of its obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby and thereby on the terms and conditions set forth herein and therein, (a) conflict with the Purchaser’s Organizational Documents, (b) conflict with, result in any violation of, constitute a default (with or without notice, the passage of time or both) under, or give rise to a right of termination, cancellation, or acceleration of, or any obligation or to loss of a benefit under, any contract to which the Purchaser is a party or by which any of its assets or properties may be bound or (c) violate any Order of any Governmental Entity or Law applicable to the Purchaser.

4.5 Brokers’ Fees. Neither the Purchaser nor any Person acting on the Purchaser’s behalf has agreed to pay any commission, finder’s or broker’s fee, or similar payment in connection with the transactions contemplated by this Agreement or any matter related hereto (including those contemplated by the other Transaction Documents) to any Person for which any of the Corporation and its Subsidiaries will be liable. Each Purchaser, severally and not jointly, shall indemnify and hold harmless the Corporation and its employees, officers, directors, agents, and partners, and their respective Affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorneys’ fees) and expenses, as such fees and expenses are incurred, that are suffered in respect of any claimed or existing fees or commissions of the type contemplated by this Section 4.5 for which such Purchaser is responsible.

4.6 Securities Law Matters. The Purchaser is acquiring the Shares for investment for its own account, and not with a view to, or for sale in connection with, any distribution thereof. The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act and not a registered broker-dealer under Section 15 of the Exchange Act. The Purchaser understands and acknowledges that none of the Shares has been registered under the Securities Act, or the securities Laws of any state or foreign jurisdiction and, unless so registered, may not be offered, sold, transferred, or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities Laws of any state or foreign jurisdiction. The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. Each Purchaser is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

4.7 Patriot Act.

(a) Neither the Purchaser nor, to the Purchaser’s knowledge, any of its Affiliates, is in violation of Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and/or, to the Purchaser’s knowledge, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”).

(b) Neither the Purchaser nor, to the Purchaser’s knowledge, any of its Affiliates, is a “Prohibited Person” which is defined as follows:

(i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person or entity with whom the Corporation or its successor or assignee is prohibited from dealing or otherwise engaging in any transaction by the Executive Order or the Patriot Act;

(iv) a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or at any replacement website or other replacement official publication of such list; and

(vi) a person or entity who is affiliated with a person or entity listed above.

(c) Neither the Purchaser nor, to the Purchaser’s knowledge, any of its Affiliates, has: (i) conducted any business or engaged in any transaction or dealing with any Prohibited Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (ii) dealt in or otherwise engaged in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the Patriot Act.

4.8 Special Representation by OPTrust. OPTrust, and only OPTrust, hereby represents and warrants to the Corporation that it is treated as a “foreign government” under Treasury Regulation Section 1.892-2T (and any successor provision thereto), and that it is not an entity described in Section 892(a)(2)(B) of the Code.

4.9 No Other Representations or Warranties.The Purchaser does not make and has not made any representations or warranties in this Agreement related to the subject matter hereof other than those specifically set forth in this Article IV.

ARTICLE V.

Covenants During Restricted Period

5.1 Conduct of the Business. Reference is made to the covenants set forth in Section 7.2 of the Master Agreement (collectively, the “Conduct of Business Covenants”). Except as approved by OPTrust in writing (which approval will not be unreasonably conditioned, delayed, or withheld), during the Restricted Period, (a) the Corporation shall, and shall cause the Operating Partnership to, perform and comply with their respective obligations under the Conduct of Business Covenants and (b) the Corporation shall not, and shall cause the Operating Partnership not to, amend, modify, waive or terminate, or agree to an amendment, modification, waiver or termination of, any of their respective rights and obligations under the Conduct of Business Covenants, except in the case of any termination of the Master Agreement or any Contribution Agreement in accordance with its terms.

5.2 Master Agreement and Contribution Agreements. During the Restricted Period, the Corporation shall, and shall cause the Operating Partnership to, comply with the terms and conditions of, and perform its obligations under, each of the Master Agreement and the Contribution Agreements. Except as approved by OPTrust in writing (which approval will not be unreasonably conditioned, delayed, or withheld), during the Restricted Period, the Corporation shall not, and shall cause the Operating Partnership not to, amend, modify, waive or terminate, or agree to an amendment, modification, waiver or termination of, any of their respective rights, or any conditions precedent to their respective obligations, under the Master Agreement or any Contribution Agreement (other than with respect to the Conduct of Business Covenants, which are addressed exclusively by Section 5.1 above), in each case, where such amendment, modification, waiver or termination is material or would adversely affect any rights of the Purchasers hereunder, except in the case of any termination of the Master Agreement or any Contribution Agreement in accordance with its terms.

5.3 Notification. During the Restricted Period, the Corporation will notify each of the Purchasers of any change, circumstance, condition, development, effect, event, fact, or result in respect of the business, operations, financial condition, results of operations, assets, liabilities, or prospects of any of the Corporation and its Subsidiaries (including as a Subsidiary, for purposes of this Section 5.3, any entity that would become a Subsidiary of the Corporation upon consummation of the contribution of the Contributed Properties) that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect, provided that such disclosure would not be in contravention of any federal or state securities laws.

5.4 Lender Consents. During the Restricted Period, each of the EL Entities and the Corporation shall, and shall cause each of their respective Affiliates to, (i) comply with their respective obligations under Section 7.4 of the Master Agreement and (ii) use their respective commercially reasonable efforts to cause any and all Lender Approvals or Refinancings required to be obtained pursuant to the Master Agreement to be obtained on or prior to the Outside Date. During the Restricted Period, each of the EL Entities and the Corporation shall, and shall cause each of their respective Affiliates to, comply with their respective obligations under Section 6.2(g) of each of the Hunt Contribution Agreements and Sections 3.01(a) and (b) of the Heitman Contribution Agreement.

ARTICLE VI.

Conditions Precedent to the Closing

6.1 Conditions Precedent to the Corporation’s Obligations. Subject to Section 2.3, the obligation of the Corporation to consummate the sale of Shares on the Closing Date is subject to the satisfaction or waiver by the Corporation on the Closing Date of the following conditions:

(a) Accuracy of Representations and Warranties. Each of the representations and warranties of the Purchasers contained in Article IV shall be true and correct on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date.

(b) Performance of Covenants. Each Purchaser shall have performed and complied with the covenants and provisions of this Agreement required to be performed or complied with by it on the Closing Date.

(c) Closing Deliveries. Each Purchaser shall have delivered to the Corporation the items set forth in Section 8.2 required to be delivered by the Purchasers on or before the Closing Date.

(d) Effectiveness of Master Agreement and Contribution Agreements. Each of the Master Agreement and the Contribution Agreements shall be in full force and effect and shall not have been terminated for any reason.

(e) Simultaneous Closing under Master Agreement. The consummation of the transactions contemplated by the Master Agreement to be consummated at the Initial Closing (as defined therein) shall have occurred simultaneously with the Closing hereunder.

(f) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by all parties thereto (other than the Corporation).

(g) No Order. No Governmental Entity with jurisdiction over such matters shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the transactions contemplated hereby illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated hereby.

6.2 Conditions Precedent to the Purchasers’ Obligations. The obligation of each of the Purchasers to consummate the purchase of Shares on the Closing Date is subject to the satisfaction on the Closing Date of the following conditions (except to the extent waived in writing by such Purchaser):

(a) Accuracy of Representations and Warranties. Each of the representations and warranties of the Corporation contained herein shall be true and correct on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date other than such representations and warranties that expressly speak as of an earlier date (which need only be true and correct as of such date).

(b) Performance of Covenants. Each of the Corporation and the EL Entities shall have performed and complied with all of the covenants and provisions of any Transaction Document required to be performed or complied with by it on the Closing Date.

(c) Closing Deliveries. The Corporation shall have delivered to each Purchaser each item set forth in Section 8.1 required to be delivered by the Corporation on or before the Closing Date. The EL Entities shall have delivered to each Purchaser each item set forth in Section 8.3 required to be delivered by the EL Entities on or before the Closing Date.

(d) Effectiveness of Transaction Documents. Each of the Transaction Documents shall be in full force and effect and shall not have been terminated for any reason.

(e) Simultaneous Closing under Master Agreement. The consummation of the transactions contemplated by the Master Agreement to be consummated at the Closing (as defined therein) shall have occurred simultaneously with the Closing hereunder.

(f) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by all parties thereto (other than such Purchaser and its Affiliates).

(g) No Order. No Governmental Entity with jurisdiction over such matters shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the transactions contemplated hereby illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated hereby.

(h) No Material Adverse Effect. Since December 31, 2012, there shall not have occurred any event, circumstance, condition, fact, or other matter that has had or could reasonably be expected to have a Material Adverse Effect.

(i) Domestically Controlled REIT. The Corporation shall be qualified as a Domestically Controlled REIT.

(j) Consents and Waivers. All approvals, authorizations, consents, and waivers of any Person or Governmental Entity that are required to be obtained by or on behalf of the Corporation in connection with the execution and delivery of this Agreement or any Transaction Document, the performance of the Corporation of its obligations hereunder or thereunder, and the consummation of the transactions contemplated hereby and thereby shall have been duly obtained and effective, except for those approvals, authorizations, consents, and waivers contemplated by Section 5.4 to be obtained after the Closing Date.

(k) Absence of Breach. No event shall have occurred that, with the giving of notice or the passage of time or both, would constitute a default or breach by any party (other than the Purchasers and their respective Affiliates) of its covenants and agreements under the Transaction Documents.

(l) Redemption of Preferred Stock. The Corporation shall have redeemed all of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock in accordance with the applicable provisions of the Charter, respectively.

ARTICLE VII.

[Intentionally Omitted]

ARTICLE VIII.

Closing Deliveries

8.1 Items to Be Delivered by the Corporation. At the Closing, the Corporation shall deliver to each of the Purchasers the following items, in form and substance reasonably satisfactory to such Purchaser:

(a) Shares. The validly issued Shares.

(b) Expense Reimbursement. The amount to be reimbursed by the Corporation pursuant to Section 12.6(a).

(c) Certificate of Good Standing. A file-stamped copy, dated no later than three (3) Business Days prior to the Closing Date, certified by the Department and showing the Corporation to be validly existing and in good standing in the State of Maryland.

(d) Officers’ Certificate. A certificate, dated as of the Closing Date, duly executed by the President and the Secretary of the Corporation certifying that (i) attached to such certificate are true and complete copies of (A) all Organizational Documents of the Corporation, together with any and all amendments thereto, and (B) all resolutions adopted by the Corporation’s Board of Directors authorizing the execution, delivery and performance by the Corporation of the Transaction Documents to which it is a party and including such elections and determinations, if any, as may be necessary to opt out of, or otherwise to render inapplicable, any applicable control share, business combination or other anti-takeover Laws, and (ii) the same are in full force and effect and in accordance with all applicable Laws.

(e) Closing Certifications of the Corporation. A certificate duly executed by the President and the Secretary of the Corporation certifying that, as of the Closing Date, each of the conditions set forth in Sections 6.2(a), 6.2(b) (solely with respect to the Corporation’s obligations thereunder), 6.2(d), 6.2(e) and 6.2(j) (solely with respect to the Corporation’s obligations thereunder) has been satisfied (except to the extent waived in writing by such Purchaser).

(f) Legal Opinions. An opinion of Venable LLP, Maryland counsel to the Corporation, dated the Closing Date and addressed to the Purchasers, in substantially the form attached hereto as Exhibit A-1, an opinion of Morris, Manning and Martin, LLP, tax counsel to the Corporation, dated the Closing Date and addressed to the Purchasers, in substantially the form attached hereto as Exhibit A-2 and an opinion of Hunton & Williams LLP, counsel to the Corporation, dated the Closing Date and addressed to the Purchasers, in substantially the form attached hereto as Exhibit A-3.

(g) Registration Rights Agreement. The Registration Rights Agreement, duly executed by the Corporation, in substantially the form attached hereto as Exhibit B (the “Registration Rights Agreement”).

(h) Ownership Limit Waiver. A duly executed REIT ownership limit waiver certificate in substantially the form attached hereto as Exhibit C (a “REIT Ownership Limit Waiver”).

(i) Other Documents. Such other documents relating to the transactions contemplated hereby as the Purchasers or their counsel may reasonably request.

8.2 Items to Be Delivered by the Purchasers. At the Closing, each Purchaser shall deliver to the Corporation the following:

(a) Purchase Price. The purchase price in cash for the Shares being purchased by such Purchaser at the Closing.

(b) Officer’s Certificates. A certificate, dated as of the Closing Date, duly executed by authorized officers of the applicable Purchaser certifying that, as of the Closing Date, each of the conditions set forth in clauses (a) and (b) of Section 6.1 has been satisfied (except to the extent waived in writing by the Corporation).

(c) Registration Rights Agreement. The Registration Rights Agreement, duly executed by such Purchaser.

(d) Other Documents. Such other documents relating to the transactions contemplated hereby as the Corporation or its counsel may reasonably request.

8.3 Officer’s Certificates to be Delivered by the EL Entities. At the Closing, the EL Entities shall deliver to each of the Purchasers, as applicable, in form and substance reasonably satisfactory to such Purchaser a certificate, dated as of the Closing Date, duly executed by an authorized officer of each of the EL Entities certifying that, as of the Closing Date, each of the conditions set forth in Section 6.2(b) has been satisfied with respect to each of the EL Entities’ respective obligations thereunder (except to the extent waived in writing by such Purchaser).

ARTICLE IX.

Other Agreements of the Parties

9.1 All Reasonable Efforts; Further Assurances. Subject to the terms and conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action, and do, or cause to be done, as promptly as practicable, all things necessary, proper, or advisable under applicable Law to consummate and make effective as promptly as practicable the transactions contemplated hereby. At and from time to time after the Closing, at the request of any party hereto, the other parties shall execute and deliver such additional certificates, instruments, and other documents and take such other actions as such party may reasonably request in order to carry out the purposes of this Agreement.

9.2 Notification. The Corporation shall promptly notify each of the Purchasers in writing of (a) any material adverse development causing a breach of any of its representations, warranties, covenants or agreements contained in this Agreement or in any of the other Transaction Documents, or that will make it or its Subsidiaries incapable of or materially less likely to be capable of performing any of its material obligations under any of the Transaction Documents, and (b) any notice given to or received by the Corporation or the Operating Partnership pursuant to Section 7.5 of the Master Agreement.

9.3 Public Announcements. None of the parties may issue any press release, make any public filing with any Governmental Entity or make any other public announcement relating to this Agreement or the transactions contemplated hereby without the prior written approval of the Corporation and each of the Purchasers. The foregoing shall not apply to the extent necessary or advisable in order to satisfy a party’s or its Affiliate’s disclosure obligations or other obligations under applicable Law, as determined in good faith by such party, in which event such party shall first consult with and reasonably consider any comments or suggestions of the other parties with respect thereto.

9.4 Confidentiality. Subject to Section 9.3, each party hereto agrees that such party will hold, and will use all commercially reasonable efforts to cause its officers, directors, members, managers, partners, employees, accountants, counsel, consultants, advisors, financial sources, financial institutions, representatives and agents to hold, in confidence all confidential information and documents received from or on behalf of any other party hereto (including any material nonpublic information received from or on behalf of the Corporation), except to the extent such information (a) was previously known on a non-confidential basis to the party receiving such information or documents (the “Receiving Party”), (b) was in the public domain through no fault of the Receiving Party, (c) was independently developed by the Receiving Party, (d) was later developed by the Receiving Party from sources other than the disclosing party not known by the Receiving Party to be bound by any confidentiality obligation, or (e) is required to be disclosed by Law or by any Governmental Entity.

9.5 Title to Acquired Properties. With respect to each Contributed Property acquired by the Corporation and its Subsidiaries, the Corporation and its Subsidiaries (including as a Subsidiary, for purposes of this Section 9.5, any entity that would become a Subsidiary of the Corporation upon consummation of the contribution of the Contributed Properties) shall acquire good and marketable title in fee simple to the real property with respect thereto, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except (i) mortgages on such real property (to the extent permitted under the Organizational Documents of the Corporation), (ii) Permitted Encumbrances and (iii) such mortgages, pledges, liens, security interests, claims, restrictions or encumbrances as do not, individually or in the aggregate, materially affect the value of such real property and do not interfere with the use made and proposed to be made of such real property by the Corporation or any of its Subsidiaries.

9.6 Transfer Taxes. The Corporation shall pay all sales, use, transfer, stamp, conveyance, value added, or other similar taxes, duties, excises, or governmental charges imposed by any domestic or foreign taxing authority and all recording and filing fees, notarial fees, and other similar costs in connection with the issuance, sale or delivery to any Purchaser of the Shares at the Closing pursuant to Article II, or otherwise on account of this Agreement or the transactions contemplated hereby or thereby, and shall indemnify and save harmless each Purchaser without limitation as to time against any and all liabilities in respect thereof.

9.7 Transfer Restrictions.

(a) The Shares may only be disposed of in accordance with the restrictions on transfer, if any, set forth in the Organizational Documents of the Corporation, subject to such waivers as may be granted from time to time to a holder thereof, including the waiver granted as of the Closing as contemplated by Section 8.1(h) and any waiver that may be granted hereafter pursuant to Section 9.7(e).

(b) The Shares may only be disposed of pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities laws. In connection with any transfer of Shares other than pursuant to an effective registration statement or to the Corporation or pursuant to the last sentence of Rule 144(b)(l)(i) under the Securities Act, except as otherwise set forth herein, the Corporation may require the transferor to provide to the Corporation an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Corporation, to the effect that such transfer does not require registration under the Securities Act. Notwithstanding the foregoing, the Corporation hereby agrees that no such legal opinion shall be required in the case of any transfer of Shares by a Purchaser to an Affiliate of such Purchaser, provided that such Affiliate certifies to the Corporation that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act. As a condition of any transfer described in the immediately preceding sentence of any Shares, any such transferee shall agree in writing to be bound by the terms of this Agreement (and any other applicable Purchaser Document) and shall have the rights of a Purchaser under this Agreement (and any other applicable Purchaser Document).

(c) The Purchasers agree to the imprinting on any certificate representing the Shares, except as otherwise permitted by Section 9.7(d), of a restrictive legend in substantially the form as follows, together with any additional legend required by the MGCL, the Charter and any applicable state securities laws:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT

PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.

(d) Any certificates representing the Shares shall not be required to contain the legend set forth in Section 9.7(c): (i) if a registration statement under the Securities Act covering the resale of such Shares under the Securities Act is effective; (ii) following any sale of such Shares in compliance with Rule 144; (iii) if such Shares are eligible for sale pursuant to the last sentence of Rule 144(b)(l)(i) under the Securities Act; or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the SEC). The Corporation shall cause its counsel to issue a legal opinion to the Corporation’s transfer agent in connection with any transfer occurring after the effective date of any registration statement referred to in clause (i) above. Following such effective date or at such earlier time as such legend is no longer required for certain Shares, the Corporation will no later than three (3) Business Days following the delivery by a Purchaser to the Corporation or the Corporation’s transfer agent of a legended certificate representing such Shares, deliver or cause to be delivered to such Purchaser a certificate representing such Shares that is free from such legend. The Corporation may not make any notation on its records or give instructions to any transfer agent of the Corporation that enlarge the restrictions on transfer set forth in this Section 9.7.

(e) In the event of a proposed transfer of Shares that, if consummated, would result in the intended transferee beneficially owning shares of Capital Stock in excess of the ownership limit established under the Charter for REIT qualification purposes, then, to the extent permitted by the Charter and subject to the other terms and conditions of this Section 9.7(e), the Corporation shall deliver a duly executed REIT Ownership Limit Waiver to such transferee effective upon such transfer. Any such intended transferee shall provide at least fifteen (15) calendar days written notice to the Corporation of such proposed transfer and request for a REIT Ownership Limit Waiver. The grant of any such REIT Ownership Limit Waiver shall be subject to a determination by the Board of Directors of the Corporation that such waiver would not adversely affect the Corporation’s ability to qualify as a REIT and shall also be subject to satisfaction of the conditions set forth in the immediately following sentences. As a condition to any such waiver, the proposed transferee shall represent to the Corporation, and shall furnish such reasonable evidence as the Board of Directors of the Corporation may request, that no person or entity described in Section 542(a)(2) of the Code, including the application of the provisions of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, owns more than the maximum ownership limit set forth in the Charter, as such may have been modified as provided therein. Any such waiver may be subject to automatic revocation in the event the foregoing representation ceases to be true, as a result of a direct or indirect transfer of an interest or otherwise. In addition to the above, as a condition to the granting of any such waiver, the Corporation may require an opinion of counsel or other evidence reasonably satisfactory to the Board of Directors of the Corporation in support of the grant of such waiver, in addition to such other customary conditions as the Board of Directors of the Corporation may impose.

9.8 Amendments to Transaction Documents. So long as any Shares are held by any of the Purchasers and their respective Affiliates, the Corporation shall not, and shall not permit any of its Subsidiaries to, enter into, become or remain subject to any agreement or instrument, except for the Transaction Documents, that would prohibit or require the consent of any Person to any amendment, modification or supplement to any of this Agreement, the Registration Rights Agreement, the Master Agreement or the Contribution Agreements. For avoidance of doubt, any and all approval requirements of (a) shareholders of the Corporation or partners of the Operating Partnership under their respective Organizational Documents or under applicable Laws or (b) lenders to the Corporation or any of its Subsidiaries or with respect to any of their respective properties (including for this purpose any Contributed Properties) shall be excluded from Section 9.8.

9.9 Integration. The Corporation shall not, and shall use its reasonable best efforts to ensure that no Affiliate of the Corporation shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares hereunder in a manner that would require the registration under the Securities Act of the sale of any Shares hereunder to the Purchasers.

9.10 Use of Proceeds. The Corporation shall use the proceeds received from the issuance and sale of the Shares at the Closing solely for the purpose of directly or indirectly acquiring the Contributed Properties and paying expenses incurred directly in relation thereto, including those expenses incurred in connection with negotiating, executing and delivering the Transaction Documents and reimbursing the Purchasers for those expenses described in Section 12.6. In furtherance of the foregoing, no portion of the proceeds received from the issuance and sale of the Shares at the Closing may be used for the payment of distributions or dividends to the Corporation’s stockholders or to limited partners of the Operating Partnership.

9.11 Other Reporting Obligations.

(a) During any period in which the Corporation is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Corporation shall deliver to OPTrust by mail and without cost to OPTrust the following reports in the form that the Corporation would have been required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act as if the Corporation were subject thereto as well as the other documents listed herein:

(i) as soon as practicable, but in any event within the time frame prescribed for the filing of an annual report pursuant to the Exchange Act after the end of each fiscal year, an annual report on Form 10-K, and to the extent not included in such Form 10-K, an income statement of the Corporation for such fiscal year, a balance sheet of the Corporation and statement of stockholders’ equity as of the end of such fiscal year, and a statement of cash flows for such fiscal year, such year-end financial reports to be prepared on a consolidated basis, in reasonable detail, prepared in accordance with GAAP, and audited and certified by independent public accountants of nationally recognized standing selected by the Corporation; and

(ii) as soon as practicable, but in any event within the time frame prescribed for the filing of a quarterly report pursuant to the Exchange Act for each fiscal quarter of each fiscal year of the Corporation, a quarterly report on Form 10-K, and to the extent not included in such Form 10-Q, an unaudited income statement and statement of cash flows for such fiscal quarter and an unaudited balance sheet and a statement of stockholder’s equity as of the end of such fiscal quarter prepared on a consolidated basis.

(b) The Corporation at its sole cost and expense shall furnish to OPTrust (in each case, for the avoidance of doubt, subject to the provisions of Section 9.4):

(i) as soon as practicable, but in any event no later than 60 days after the end of each calendar year, annual fair value statements, with a December 31 year-end, prepared in accordance with International Financial Reporting Standards (“IFRS”); and

(ii) as soon as practicable, any additional reports as may be reasonably requested by OPTrust from time to time for its own internal purposes.

(c) Termination. The provisions of this Section 9.11 shall terminate upon the earlier of the date on which OPTrust, together with its Affiliates, holds less than 5% of the outstanding Shares.

9.12 Future Covered Transactions.

(a) For a period of one year after the Closing Date, the Corporation shall provide OPTrust with true, correct and complete copies of any purchase agreement (or other type of agreement) and all ancillary documents to be entered into in connection therewith, including any side letters or similar agreements, that provide for any capital raising transaction whereby (i) the Corporation issues any shares of Common Stock, warrants to purchase Common Stock or options to purchase Common Stock, in each case directly or indirectly in consideration for cash or other securities, or enters into any other arrangement that gives any Person the right to purchase, subscribe for, or otherwise receive or be issued shares of Common Stock directly or indirectly in consideration for cash or other securities or (ii) the Operating Partnership issues any OPUs, warrants to purchase OPUs or options to purchase OPUs, in each case directly or indirectly in consideration for cash or other securities, or enters into any other arrangement that gives any Person the right to purchase, subscribe for, or otherwise receive or be issued OPUs directly or indirectly in consideration for cash or other securities (each, a “Covered Transaction”), in each case at least five (5) Business Days prior to entering into a binding agreement with respect to the applicable Covered Transaction; provided, however, that a Covered Transaction shall not be deemed to include (and the foregoing obligations shall not apply to) the closing (including any overallotment) of the first underwritten public offering of shares of Common Stock registered under the Securities Act in conjunction with which such shares of Common Stock are listed for trading on the New York Stock Exchange and/or the Nasdaq Stock Market.

(b) For a period of one year after the Closing Date, without OPTrust’s prior written consent (to be given or withheld in OPTrust’s sole and absolute discretion) the Corporation shall not enter into a binding agreement with respect to, or consummate, a Covered Transaction having economic terms that, in the aggregate, are materially more favorable to the purchaser under such Covered Transaction than the terms under which OPTrust and its Affiliates are purchasing shares of Common Stock under this Agreement and indirectly receiving OPUs under the Transaction Documents.

ARTICLE X.

Survival and Indemnification

10.1 Survival of Representations, Warranties, and Covenants.

(a) The representations and warranties of the parties contained in this Agreement shall survive for a period of one year following the date of the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by any party in favor of which any such representation and warranty has been made; except that the representations and warranties contained in Section 3.5 (Authorization of Agreement), Section 3.9 (Valid Issuance of Shares and OPUs), Section 3.29 (Private Placement), Section 3.31 (Waiver of Ownership Limits), Section 3.33 (Certain Fees) and Section 3.34 (Acknowledgment Regarding Purchasers’ Purchase of Shares) shall survive indefinitely. Any claim for indemnification in respect of any representation or warranty that is not asserted by notice given as herein provided relating thereto prior to the expiration of the specified period of survival shall not be pursued and is hereby irrevocably waived after the expiration of such period of survival. Any claim for a Loss in respect of such a breach asserted within such period of survival as herein provided will be timely made for purposes hereof.

(b) Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement will survive and remain in effect indefinitely.

10.2 Indemnification.

(a) From and after the Closing, the Corporation shall indemnify and hold harmless each Purchaser from and against any and all Losses incurred, arising out of or relating to:

(i) any breach by the Corporation of any of the representations, warranties or covenants made by the Corporation in this Agreement;

(ii) any claim or Proceedings against the Corporation or such Purchaser in relation to this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby commenced by (A) any Governmental Entity with jurisdiction over the Corporation or any of its Subsidiaries or (B) any stockholder, director, or officer of the Corporation (other than such Purchaser and such Purchaser’s respective Affiliates and their respective representatives), or any representative thereof, including any allegation or claim that the transactions contemplated hereby or thereby are invalid or illegal, except to the extent resulting from the bad faith or willful malfeasance of any of such Purchaser and such Purchaser’s respective Affiliates; and

(iii) any claim or Proceedings against a Purchaser commenced by any director, officer, employee or other representative of such Purchaser (a “Representative”) who, in his or her capacity as a Representative of the Purchaser, has been appointed as a director of the Corporation, and (A) as a result of, or in connection with such Representative’s position as a director of the Corporation, is or becomes subject to any claim or Proceedings (the “Originating Proceedings”), and (B) such Representative makes a claim or commences Proceedings against the Purchaser in respect of an indemnity claim or claim for loss resulting from the Originating Proceedings; provided, however, that the Corporation shall not be obligated to indemnify the Purchaser under this clause (iii) to the extent that the Corporation is prohibited under applicable law from indemnifying such Representative in respect of such Originating Proceedings.

(b) From and after the Closing, the EL Entities, jointly and severally, shall indemnify and hold harmless each Purchaser from and against any and all Losses incurred, arising out of or relating to any breach by either of the EL Entities of any of the covenants made by either of the EL Entities in this Agreement.

(c) From and after the Closing, each Purchaser, severally and not jointly, shall indemnify and hold harmless the Corporation from and against any and all Losses incurred, arising out of or relating to any breach by such Purchaser of any of the representations, warranties or covenants made by such Purchaser in this Agreement.

(d) Without limitation to Section 10.2(a), from and after the Closing and for so long as any Shares are held by any of OPTrust and its Affiliates, the Corporation shall indemnify and hold harmless each of OPTrust and its Affiliates from and against any and all U.S. federal, state or local income or withholding tax incurred or suffered by such Indemnitee as a holder of Shares with respect to any gain that is treated as recognized by such holder from a sale or exchange (or deemed sale or exchange) by any of the Corporation and its Subsidiaries under Code section 897(h)(1) of a “United States real property interest” as defined in Code section 897(c)(1) and that results from any distribution made by the Corporation.

(e) The conduct of any Proceedings for which indemnification is available under this Section 10.2 shall be governed by Section 10.3. The indemnification obligations of any Indemnitor under this Section 10.2 shall be the exclusive remedy of the Purchasers hereunder for breaches of the representations, warranties and covenants set forth in this Agreement, other than for fraud and equitable remedies, and shall be binding upon and inure to the benefit of any successors, permitted assigns, heirs and personal representatives of the Purchasers.

10.3 Procedures for Third-Party Claims.

(a) If any Indemnitee receives notice of assertion or commencement of any Third-Party Claim against such Indemnitee in respect of which an Indemnitor may be obligated to provide indemnification under this Agreement, the Indemnitee shall give such Indemnitor reasonably prompt written notice thereof; provided, however, that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is actually prejudiced by such delay.

(b) Any Indemnitor will have the right to defend the Indemnitee against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnitee so long as (i) the Indemnitor notifies the Indemnitee in writing within ten (10) days after the Indemnitee has given notice of the Third-Party Claim that the Indemnitor will indemnify the Indemnitee from and against any such Losses, (ii) the Indemnitor provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnitor will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third-Party Claim involves only monetary damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment in respect of, the Third-Party Claim is not, in the good faith judgment of the Indemnitee, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnitee, and (v) the Indemnitor conducts the defense of the Third-Party Claim actively and diligently.

(c) So long as the Indemnitor is conducting the defense of the Third-Party Claim in accordance with Section 10.3(b), (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (ii) the Indemnitee will not consent to the entry of any judgment or enter into any compromise or settlement in respect of the Third-Party Claim without the prior written consent of the Indemnitor (which consent will not be unreasonably conditioned, delayed, or withheld), and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any compromise or settlement in respect of the Third-Party Claim without the prior written consent of the Indemnitee (which consent will not be unreasonably conditioned, delayed, or withheld); provided, however, that, in respect of clause (iii) above, the Indemnitee may condition such consent upon the delivery by the claimant or plaintiff to the Indemnitee of a duly executed unconditional release of the Indemnitee from all liability in respect of such Third-Party Claim.

(d) In the event any condition set forth in Section 10.3(b) is or becomes unsatisfied, however, (i) the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement in respect of, the Third-Party Claim in any manner it reasonably may deem appropriate, provided that the Indemnitee will consult with and obtain the consent of the Indemnitor in connection therewith which shall not be unreasonably conditioned, delayed, or withheld, (ii) the Indemnitor will reimburse the Indemnitee promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnitor will remain responsible for any Losses the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by, the Third-Party Claim to the fullest extent provided in this Section 10.3.

10.4 Direct Claims. The Indemnitor will have a period of thirty (30) days within which to respond in writing to any claim by an Indemnitee on account of a Loss that does not result from a Third-Party Claim (a “Direct Claim”). If the Indemnitor does not so respond within such 30 day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be entitled to pursue such remedies as may be available to the Indemnitee.

10.5 Certain Other Matters. Upon making any Indemnity Payment Indemnitor will, to the extent of such Indemnity Payment, be subrogated to all rights of Indemnitee against any third person (other than an insurance company) in respect of the Loss to which the Indemnity Payment related; provided, however, that (a) Indemnitor shall then be in compliance with its obligations under this Agreement in respect of such Loss and (b) until Indemnitee fully recovers payment of its Loss, any and all claims of the Indemnitor against any such third person on account of such

Indemnity Payment will be subrogated and subordinated in right of payment to Indemnitee’s rights against such third person. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnitor will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights. Any Indemnity Payment hereunder shall be treated as an adjustment to the applicable purchase price.

ARTICLE XI.

Put Right

11.1 Put Right.

(a) In the event that, with respect to the Non-Avondale Contributed Properties, the Non-Avondale Final Closing has not occurred on or prior to the Outside Date, OPTrust shall have the right and option at its sole discretion to exercise a put right (the “Put Right”), which right may be exercised by OPTrust by delivering written notice (the “Put Notice”) to the Corporation at any time after the Outside Date but prior to the earlier of (i) consummation of the Non-Avondale Final Closing and (ii) 90 days following the Outside Date. Upon an exercise of the Put Right by OPTrust, the Corporation shall (A) purchase from OPTrust a number of shares of Common Stock (the “Common Stock Put Securities”) equal to the Put Right Ratio multiplied by 1,840,4911 and (B) concurrently with any purchase pursuant to the foregoing clause (A), purchase from Elco LR OPT II REIT LP a number of OPUs (the “OPU Put Securities” and, together with the Common Stock Put Securities, the “Put Securities”) equal to the Put Right Ratio multiplied by 386,5032. The aggregate consideration for the Put Securities shall be an amount equal to the number of Common Stock Put Securities to be acquired by the Corporation pursuant OPTrust’s exercise of its Put Right multiplied by $8.15 (the “Put Price”). The Put Price shall be paid at the Put Closing by wire transfer of immediately available funds to the account or accounts designated by OPTrust in writing at least two (2) Business Days prior to the Put Closing Date.

(b) In the event that, with respect to the Avondale Contributed Property, the Avondale Closing has not occurred on or prior to the Avondale Outside Date, OPTrust shall have the right and option at its sole discretion to exercise its Put Right, which right may be exercised by OPTrust by delivering a Put Notice to the Corporation at any time after the Avondale Outside Date but prior to the earlier of (i) consummation of the Avondale Closing and (ii) 90 days following the Avondale Outside Date. Upon an exercise of the Put Right by OPTrust, the Corporation shall (A) purchase from OPTrust a number of Common Stock Put Securities equal to the Avondale Put Right Ratio multiplied by 1,840,491 and (B) concurrently with any purchase pursuant to the foregoing clause (A), purchase from Elco LR OPT II REIT LP a number of OPU Put Securities equal to the Avondale Put Right Ratio multiplied by 386,503. The aggregate consideration for the Put Securities shall be the Put Price. The Put Price shall be paid at the Put Closing by wire transfer of immediately available funds to the account or accounts designated by OPTrust in writing at least two (2) Business Days prior to the Put Closing Date.

[1]	$15,000,000 divided by $8.15 equals 1,840,491.
[2]	$3,150,000 divided by $8.15 equals 386,503.

(c) Any closing of the purchase and sale of the Put Securities (the “Put Closing”) shall take place at the offices of Davies Ward Phillips & Vineberg LLP, 900 Third Avenue, 24th Floor, New York, New York 10022, or at such other mutually agreed upon location, upon a date to be determined by OPTrust that is no less than five (5) days and no more than forty-five (45) days after delivery of the Put Notice (the “Put Closing Date”). OPTrust shall provide the Corporation with written notice of its determination of the Put Closing Date at least five (5) days prior to the Put Closing Date.

ARTICLE XII.

Miscellaneous

12.1 Amendments. This Agreement may be amended, modified, or supplemented only pursuant to a written instrument making specific reference to this Agreement and signed by each of the Corporation, the EL Entities and Purchasers acquiring (or obligated to acquire) at least two-thirds of the Shares at the Closing; provided, however, that any such amendment, modification or supplement that expressly relates specifically to OPTrust and not to any other Purchasers shall not require the consent of the Purchasers other than OPTrust.

12.2 Assignment. Except as expressly provided otherwise in this Agreement, this Agreement and the rights and obligations hereunder shall not be assigned, delegated, or otherwise transferred (whether by operation of law, by contract, or otherwise) without the prior written consent of the Corporation, the EL Entities and Purchasers acquiring at least two-thirds of the Shares at the Closing, in each case, including the party proposing such assignment, delegation or transfer; provided, however, that any Purchaser may, without obtaining the prior written consent of any other party hereto, assign, delegate, or otherwise transfer its rights and obligations hereunder to any of its Affiliates in connection with a transfer of Shares to such Affiliate, provided that any such assignment, delegation or other transfer shall not relieve such Purchaser from its obligations hereunder. Each party shall execute such acknowledgements of such permitted assignments in such forms consistent with the provisions hereof as the assigning party may from time to time reasonably request. Any attempted assignment, delegation, or transfer in violation of this Section 12.2 shall be void and of no force or effect.

12.3 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

12.5 Entire Agreement. This Agreement (including the Schedules attached hereto) and the other Transaction Documents constitute the entire agreement of the parties hereto in respect of the subject matter hereof and thereof, and supersede all prior agreements or understandings, among the parties hereto in respect of the subject matter hereof and thereof.

12.6 Fees and Expenses.

(a) At the Closing, the Corporation shall reimburse each Purchaser for reasonable out-of-pocket expenses (including fees and disbursements of their counsel and accountants) incurred by or on behalf of the applicable Purchaser in connection with the preparation, negotiation, execution, delivery, and performance of this Agreement and each Transaction Document (without duplication) through and including the Closing Date, including legal and financial diligence relating thereto.

(b) The Corporation shall bear all of the expenses (including fees and disbursements of its counsel) incurred by or on behalf of the Corporation in connection with the preparation, negotiation, execution, delivery, and performance of this Agreement and each Transaction Document and the consummation of the transactions contemplated hereby and thereby.

12.7 Governing Law. This Agreement shall be enforced, governed, and construed in all respects in accordance with the laws of the State of New York applicable to contracts executed and performable solely in such state.

12.8 Headings. The article and section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

12.9 Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any action, suit, or proceeding seeking to enforce any provision of, or based on any matter arising out of or relating to, this Agreement or the transactions contemplated hereby can only be brought in federal court sitting in the Eastern District of New York or, if such court does not have jurisdiction, any district court sitting in the Borough of Manhattan, New York County, New York, and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit, or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit, or proceeding in any such court or that any such action, suit, or proceeding that is brought in any such court has been brought in an inconvenient forum.

12.10 Notices. Any notice, demand, request, instruction, correspondence, or other document required or permitted to be given hereunder by any party to the other shall be in writing and delivered (a) in person, (b) by a nationally recognized overnight courier service requiring acknowledgment of receipt of delivery, (c) by certified mail, postage prepaid and return receipt requested, or (d) by facsimile, as follows:

If to the Corporation, to:

4901 Dickens Road, Suite 101

Richmond, Virginia 23230

Attention: Stanley J. Olander, Jr., Chief Executive Officer

Facsimile No.: (804) 237-1345

with a copy to (which shall not constitute notice):

Morris, Manning and Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, NE

Atlanta, GA 30326

Attention: Lauren B. Prevost, Esq.

Facsimile No.: (404) 365-9532

If to OPTrust, to:

2335887 Ontario Inc.

1 Adelaide Street E.

Suite 1200

Toronto, Ontario M5C 3A7

Canada

Attention: Robert A.S. Douglas

Facsimile No.: (416) 681-2500

with a copy to (which shall not constitute notice):

Davies Ward Phillips & Vineberg LLP

900 Third Avenue, 24th Floor

New York, New York 10022

Attention: Jeffrey Nadler, Esq.

Facsimile No.: (212) 308-0132

If to MBEH, to:

MB Equity Holdings, Inc.

2nd Floor, Coastal Building, Wickham’s Cay II

P.O. Box 2221

Road Town, Tortola

British Virgin Islands

Attention: Meir Boukris

Facsimile No.: [                            ]

If to the EL Entities, to:

c/o Elco Landmark Residential Holdings LLC

825 Parkway Street

Jupiter, Florida 33477

Attention: Joseph G. Lubeck, Chief Executive Officer

Facsimile No.: (561) 745-8745

with a copy to (which shall not constitute notice):

Goulston & Storrs P.C.

885 Third Avenue, 18th Floor

New York, New York 10022

Attention: Yaacov M. Gross, Esq.

Facsimile No.: (212) 878-6911

Notice shall be deemed given, received, and effective on: (i) if given by personal delivery or courier service, the date of actual receipt by the receiving party, or if delivery is refused on the date delivery was first attempted; (ii) if given by certified mail, the third day after being so mailed if posted with the United States Postal Service; and (iii) if given by facsimile, the date on which the facsimile is transmitted if confirmed by transmission report during the transmitter’s normal business hours, or at the beginning of the next business day after transmission if confirmed at any time other than the transmitter’s normal business hours. Any person entitled to notice may change any address or facsimile number to which notice is to be given to it by giving notice of such change of address or facsimile number as provided in this Section 12.10. The inability to deliver notice because of changed address or facsimile number of which no notice was given shall be deemed to be receipt of the notice as of the date such attempt was first made.

12.11 No Recourse. Notwithstanding any provision of this Agreement to the contrary, the Corporation agrees that neither it nor any Person acting on its behalf may assert any claim or cause of action against any officer, director, stockholder, controlling person, manager, member, partner, employer, agent, representative, or affiliate of any Purchaser in connection with, arising out of, or relating to any Transaction Document or the transactions contemplated thereby, except to the extent that any such Person is or becomes a party to a Transaction Document.

12.12 Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held (by a court of competent jurisdiction) to be invalid, illegal, or unenforceable under the applicable Law of any jurisdiction, (a) the remainder of this Agreement or the application of such provision to other persons or circumstances or in other jurisdictions shall not be affected thereby, and (b) such invalid, illegal, or unenforceable provision shall not affect the validity or enforceability of any other provision of this Agreement.

12.13 Specific Performance. The parties hereby acknowledge and agree that if any party refuses to perform under this Agreement, monetary damages alone will not be adequate to compensate the other parties for their injuries. Therefore, each party shall, in addition to any other remedy that may be available to it, be entitled to seek specific performance of this Agreement. If any action, suit, or proceeding is instituted by any party to enforce this Agreement, each of the other party hereby waives the defense that there is an adequate remedy at law. In the event of a default by any party that results in the filing of an action for damages, specific performance, or other remedies, the other parties shall be entitled to reimbursement by the defaulting party of all reasonable attorneys’ fees and expenses incurred by it.

12.14 Third-Party Beneficiaries. Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the parties hereto and their respective permitted assigns any rights or remedies under or by reason of this Agreement or the transactions contemplated hereby.

12.15 Waiver. The rights and remedies provided for herein are cumulative and not exclusive of any right or remedy that may be available to any party whether at law, in equity, or otherwise. No delay, forbearance, or neglect by any party, whether in one or more instances, in the exercise or any right, power, privilege, or remedy hereunder or in the enforcement of any term or condition of this Agreement shall constitute or be construed as a waiver thereof. With respect to any rights of the Purchasers collectively, or any obligations of any party other than OPTrust under this Agreement, no waiver of any provision, consent required hereunder or departure from this Agreement shall be valid unless expressly and affirmatively made in writing and executed by OPTrust (such waivers or consents to be made or given in OPTrust’s sole and absolute discretion), except as otherwise expressly provided herein. Any other waiver or consent shall be valid or binding only if expressly and affirmatively made in writing and duly executed by the party to be charged with such waiver. No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent breach or default, either of similar or different nature, unless expressly so stated in such writing.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LANDMARK APARTMENT TRUST OF AMERICA, INC.

By:	/s/ Stanley J. Olander, Jr.
Name:	Stanley J. Olander, Jr.
Title:	Chief Executive Officer

Signature to Common Stock Purchase Agreement

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

2335887 LIMITED PARTNERSHIP, by its general partner, 2335887 ONTARIO INC.

By:	/s/ Robert A. S. Douglas
Name:	Robert A. S. Douglas
Title:	President

By:	/s/ Joseph Lyn
Name:	Joseph Lyn
Title:	Vice-President and Secretary

Signature to Common Stock Purchase Agreement

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MB EQUITY HOLDINGS, INC.

By:

Name:

Title:

Signature to Common Stock Purchase Agreement

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ELCO LANDMARK RESIDENTIAL HOLDINGS LLC

By: JLCo, LLC, a Florida limited liability company, its manager

By: /s/ Elizabeth Truong
Name: Elizabeth Truong
Title: Authorized Representative

Signature to Common Stock Purchase Agreement

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ELCO LANDMARK RESIDENTIAL HOLDINGS II LLC

By: JLCo, LLC, a Florida limited liability company, its manager

By: /s/ Elizabeth Truong
Name: Elizabeth Truong
Title: Authorized Representative

Signature to Common Stock Purchase Agreement